Exhibit 4.2

EXECUTION VERSION

DEAL CUSIP NUMBER: 65566EAH1

TERM LOAN CUSIP NUMBERS: September 2022 Term Loan: 65566EAK4

March 2020 Term Loan: 65566EAL2

March 2024 Term Loan: 65566EAJ7

$605,000,000 TERM LOAN FACILITY

AMENDED AND RESTATED TERM LOAN AGREEMENT

by and among

NORDSON CORPORATION

and

THE LENDERS PARTY HERETO

and

PNC BANK, NATIONAL ASSOCIATION,

as Administrative Agent

and

PNC CAPITAL MARKETS LLC,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,

WELLS FARGO SECURITIES, LLC,

BB&T CAPITAL MARKETS,

KEYBANC CAPITAL MARKETS INC.,

U.S. BANK NATIONAL ASSOCIATION,

TD BANK, N.A.,

as Joint Lead Arrangers and Joint Bookrunners

and

BANK OF AMERICA, N.A.,

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

BRANCH BANKING AND TRUST COMPANY,

KEYBANK NATIONAL ASSOCIATION,

U.S. BANK NATIONAL ASSOCIATION,

TD BANK, N.A.,

as Co-Syndication Agents

and

HSBC BANK USA, N.A.,

as Documentation Agent

Dated as of April 30, 2019

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

LIST OF SCHEDULES AND EXHIBITS

Schedules:

Schedule 1 - Lenders and Commitments

Exhibits

EXHIBIT A - FORM OF MARCH 2024 TERM LOAN NOTE

EXHIBIT B - FORM OF MARCH 2020 TERM LOAN NOTE

EXHIBIT C - FORM OF SEPTEMBER 2022 TERM LOAN NOTE

EXHIBIT D - NOTICE OF LOAN

EXHIBIT E - COMPLIANCE CERTIFICATE

EXHIBIT F - FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

EXHIBIT G - FORM OF GUARANTY OF PAYMENT

EXHIBIT H - FORM OF SOLVENCY CERTIFICATE

AMENDED AND RESTATED TERM LOAN AGREEMENT

This AMENDED AND RESTATED TERM LOAN AGREEMENT (as the same may from time to time be amended, restated or otherwise modified, this “Agreement”) is dated as of April 30, 2019, among the following:

(i) NORDSON CORPORATION, an Ohio corporation (“Borrower”);

(ii) the financial institutions from time to time a party hereto (including any such institution that becomes a party hereto pursuant to Section 10.10 hereof, collectively, “Lenders”, and individually each a “Lender”); and

(iii) PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent for the Lenders under this Agreement (in such capacity as Administrative Agent, “Agent”).

WITNESSETH:

WHEREAS, Borrower, Agent and the Lenders are party to that certain Term Loan Agreement with an effective date of February 21, 2017 and with a closing date (the “Closing Date”) of March 31, 2017 (as amended, restated, supplemented or otherwise modified from time to time prior to the Effective Date, the “Existing Term Loan Agreement”) whereby such parties contracted for the establishment of three term loan facilities in an aggregate original principal amount of Seven Hundred Five Million Dollars ($705,000,000), made available to Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, Borrower, Agent and the Lenders desire to amend and restate in its entirety the Existing Term Loan Agreement as set forth herein.

NOW, THEREFORE, it is mutually agreed as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Acquisition” shall mean any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of any Person, or any business or division of any Person, (b) the acquisition of in excess of fifty percent (50%) of the stock (or other equity interest) of any Person, or (c) the acquisition of another Person (other than Borrower or a Subsidiary) by a merger or consolidation or any other combination with such Person.

“Adjusted LIBOR Rate” shall mean a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the nearest 1/100th of 1%) by dividing (a) the applicable LIBOR Rate by (b) 1.00 minus the LIBOR Reserve Percentage.

“Advantage” shall mean any payment (whether made voluntarily or involuntarily, by offset of any deposit or other indebtedness or otherwise) received by any Lender in respect of the Debt, if such payment results in that Lender having less than its pro rata share of the Debt then outstanding, than was the case immediately before such payment.

“Affiliate” shall mean with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, and “control” (including the correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly of, the power to direct or cause the direction of the management and policies of such specified Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning provided in the first paragraph hereof.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Law” shall mean any laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the laws comprising or implementing the Bank Secrecy Act, the laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced) and any other law pertaining to the prevention of future acts of terrorism, in each case as such law may be amended.

“Applicable Margin” shall mean:

(a) for the period from the Effective Date until the first adjustment date pursuant to clause (b) hereafter, the number of basis points set forth in the applicable matrix below, based upon the Leverage Ratio of greater than 1.75 to 1.00, but less than or equal to 2.25 to 1.00 and

(b) commencing with the first day of the month after delivery of the financial statements for the fiscal quarter of the Borrower ending on April 30, 2019, the number of basis points set forth in the applicable matrix below, based upon the result of the computation of the Leverage Ratio, shall be used to establish the number of basis points that will go into effect;

Leverage Ratio	March 2024 Eurodollar Term Loan Margin	March 2024 Base Rate Term Loan Margin	September 2022 Eurodollar Term Loan Margin	September 2022 Base Rate Loan Margin	March 2020 Eurodollar Term Loan Margin	March 2020 Base Rate Loan Margin
Greater than 3.25 to 1.00	130.00 basis points	30.00 basis points	120.00 basis points	20.00 basis points	65.00 basis points	0.00 basis points
Greater than 2.75 to 1.00, but less than or equal to 3.25 to 1.00	105.00 basis points	5.00 basis points	95.00 basis points	0.00 basis points	65.00 basis points	0.00 basis points
Greater than 2.25 to 1.00, but less than or equal to 2.75 to 1.00	90.00 basis points	0.00 basis points	85.00 basis points	0.00 basis points	65.00 basis points	0.00 basis points
Greater than 1.75 to 1.00, but less than or equal to 2.25 to 1.00	80.00 basis points	0.00 basis points	70.00 basis points	0.00 basis points	65.00 basis points	0.00 basis points
Greater than 1.25 to 1.00, but less than or equal to 1.75 to 1.00	70.00 basis points	0.00 basis points	60.00 basis points	0.00 basis points	65.00 basis points	0.00 basis points
Less than or equal to 1.25 to 1.00	60.00 basis points	0.00 basis points	50.00 basis points	0.00 basis points	65.00 basis points	0.00 basis points

Changes to the Applicable Margin shall be effective on the first day of the month following the date upon which Agent received, or, if earlier, Agent should have received, pursuant to Section 5.01(a) and (b) and hereof, the financial statements of the Companies. The above matrix does not modify or waive, in any respect, the requirements of Section 5.04 hereof, the rights of Agent and the Lenders to charge the Default Rate, or the rights and remedies of Agent and the Lenders pursuant to Article VII and Article VIII hereof.

“Assignment Agreement” shall mean an Assignment and Assumption Agreement in the form of the attached Exhibit F.

“Authorized Officer” shall mean (i) in the case of Borrower, its chief executive officer, its chief financial officer, its treasurer, or any vice president of Borrower designated as an “Authorized Officer” of Borrower for the purpose of this Agreement in an Officer’s Certificate executed by Borrower’s chief executive officer or chief financial officer and delivered to the Agent and (ii) in the case of the Agent or any Lender, any vice president, senior vice president or person holding an equivalent or greater title of the Agent or any Lender. Any action taken under this Agreement on behalf of Borrower by any individual who on or after the date of this Agreement shall have been an Authorized Officer of Borrower and whom Agent or any Lender in good faith believes to be an Authorized Officer of Borrower at the time of such action shall be binding on Borrower even though such individual shall have ceased to be an Authorized Officer of Borrower, and any action taken under this Agreement on behalf of the Agent or any Lender by any individual who on or after the date of this Agreement shall have been an Authorized Officer of the Agent or such Lender and whom Borrower in good faith believes to be an Authorized Officer of the Agent or such Lender at the time of such action shall be binding on the Agent or such Lender even though such individual shall have ceased to be an Authorized Officer of the Agent or such Lender.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate” shall mean, for any day, a fluctuating per annum rate of interest equal to the highest of (a) the Federal Funds Open Rate, plus 0.5%, (b) the Prime Rate, and (c) the Daily LIBOR Rate, plus 100 basis points (1.0%). Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.

“Base Rate Loan” shall mean any March 2024 Base Rate Term Loan, March 2020 Base Rate Term Loan or September 2022 Base Rate Term Loan.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” shall have the meaning set forth in the first paragraph of this Agreement.

“Business Day” shall mean a day of the year on which banks are not required or authorized to close in Cleveland, Ohio, and, if the applicable Business Day relates to any Eurodollar Loan, on which dealings are carried on in the London interbank eurodollar market.

“Cash Equivalent” shall mean any debt instrument that would be deemed a cash equivalent in accordance with GAAP.

“CEA” shall mean the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

“Certificate of Beneficial Ownership” means, for Borrower, a certificate in form and substance acceptable to the Agent (as amended or modified by Agent from time to time in its sole discretion), certifying, among other things, the beneficial ownership required by the Beneficial Ownership Regulation.

“CFTC” shall mean the Commodity Futures Trading Commission.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, that is enacted, adopted or issued after the date hereof.

“Change of Control” shall mean (a) the acquisition of, or, if earlier, the shareholder or director approval of the acquisition of, ownership or voting control, directly or indirectly, beneficially or of record, on or after the Effective Date, by any Person or group (within the meaning of Rule 13d-3 of the Exchange Act) other than the Current Management Team, of shares representing more than fifty percent (50%) of the aggregate ordinary Voting Power represented by the issued and outstanding capital stock of Borrower; (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of Borrower by persons who were neither (i) nominated by the board of directors of Borrower nor (ii) appointed by directors so nominated; or (c) the occurrence of a change of control, or other similar provision, as defined in any Material Indebtedness Agreement.

“CIP Regulations” shall have the meaning provided in Section 9.11 hereof.

“Closing Date” shall have the meaning given to such term in the recitals.

“Closing Date Acquisition” shall mean the acquisition by the Borrower of the Closing Date Target in accordance with the terms of the Closing Date Acquisition Agreement and the other Closing Date Acquisition Documents.

“Closing Date Acquisition Agreement” shall mean that certain Agreement and Plan of Merger, by and among Borrower, Viking Merger Corp., a Delaware corporation, VMHI Rep Services, LLC, a Delaware limited liability company, and the Closing Date Target dated as of February 20, 2017 (together with all schedules, exhibits and annexes thereto), as the same may be supplemented or amended from time to time in accordance herewith.

“Closing Date Acquisition Documents” shall mean the Closing Date Acquisition Agreement and all other instruments, certificates or documents delivered or contemplated to be delivered thereunder or in connection therewith, as the same may be supplemented or amended from time to time in accordance herewith.

“Closing Date Target” shall mean Vention Medical Holdings, Inc., a Delaware corporation.

“Co-Syndication Agents” shall mean Bank of America, N.A., JPMorgan Chase Bank, National Association, Wells Fargo Bank, National Association, Branch Banking and Trust Company, KeyBank National Association, U.S. Bank National Association and TD Bank, N.A.

“Code” shall mean the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

“Commitment” shall mean the obligation, of each Lender to hold and continue the Loans up to the aggregate amount of each such Lender’s March 2024 Term Loan Commitment, March 2020 Term Loan Commitment and September 2022 Term Loan Commitment.

“Commitment Percentage” shall mean, at any time for any Lender, a percentage obtained by dividing such Lender’s Commitment by the Total Commitment Amount. The Commitment Percentage for each Lender as of the Effective Date is set forth opposite such Lender’s name under the column headed “Commitment Percentage” as described in Schedule 1 hereto.

“Company” shall mean Borrower or a Subsidiary. “Companies” shall mean Borrower and all its Subsidiaries.

“Compliance Certificate” shall mean a certificate, substantially in the form of the attached Exhibit E.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consideration” shall mean, in connection with an Acquisition, the aggregate consideration paid, including borrowed funds, cash, the issuance of securities or notes, the assumption or incurring of liabilities (direct or contingent), the payment, in excess of fair and reasonable amounts, of consulting fees or fees for a covenant not to compete and any other consideration paid for the purchase.

“Consolidated” shall mean the resultant consolidation of the financial statements of Borrower and its Subsidiaries in accordance with GAAP, including principles of consolidation consistent with those applied in preparation of the consolidated financial statements referred to in Section 5.01(a) and (b) hereof.

“Consolidated Depreciation and Amortization Charges” shall mean, for any period, the aggregate of all depreciation and amortization charges for fixed assets, leasehold improvements and general intangibles (specifically including goodwill) as well as impairments thereof and any losses traced to the write-off of goodwill, fixed assets, leasehold improvements and general intangibles associated with the disposal or exiting of a business of Borrower or any of its Subsidiaries for such period, all as determined on a Consolidated basis and in accordance with GAAP.

“Consolidated EBIT” shall mean, for any period, on a Consolidated basis and in accordance with GAAP, Consolidated Net Earnings for such period plus the aggregate amounts deducted in determining such Consolidated Net Earnings in respect of (a) income taxes, (b) Consolidated Interest Expense, and (c) any non-cash charges.

“Consolidated EBITDA” shall mean, for any period, Consolidated EBIT plus Consolidated Depreciation and Amortization Charges.

“Consolidated Interest Expense” shall mean, for any period, the interest expense of Borrower for such period, as determined on a Consolidated basis and in accordance with GAAP, and shall include that portion of the expenses of a Permitted Receivables Facility that would be the equivalent to interest expense if Borrower obtained funding in a manner that would give rise to interest expense, in an amount approximately equal to the amount of the Permitted Receivables Facility.

“Consolidated Net Earnings” shall mean, for any period, the net income (loss) of Borrower for such period, as determined on a Consolidated basis and in accordance with GAAP.

“Consolidated Total Assets” shall mean the book value of all assets of Borrower and its Subsidiaries, as determined on a Consolidated basis and in accordance with GAAP, based upon the financial statements of Borrower for the most recently completed fiscal quarter.

“Consolidated Trailing EBITDA” shall mean the sum of (a) Consolidated EBITDA, plus (b)(i) without duplication, the EBITDA of Subsidiaries acquired by Borrower and its Subsidiaries during the most recently completed four (4) fiscal quarters to the extent that such EBITDA of Subsidiaries acquired is confirmed by audited financial or other information (which other information need not be audited or auditable) satisfactory to the Agent minus (ii) the EBITDA of Subsidiaries disposed of by Borrower and its Subsidiaries during the most recently completed four (4) fiscal quarters.

“Consolidated Trailing Interest Expense” shall mean the sum of (a) Consolidated Interest Expense, plus (b)(i) without duplication, the interest expense of Subsidiaries acquired by Borrower and its Subsidiaries during the most recently completed four (4) fiscal quarters to the extent that such interest expense of such Subsidiaries acquired is confirmed by audited financial or other information (which other information need not be audited or auditable) satisfactory to the Agent, minus (ii) the interest expense of Subsidiaries disposed of by Borrower and its Subsidiaries during the most recently completed four (4) fiscal quarters.

“Controlled Group” shall mean Borrower and each Person required to be aggregated with Borrower under Code Sections 414(b), (c), (m) or (o).

“Covered Entity” shall mean Borrower, its Affiliates and Subsidiaries, all Guarantors of Payment, any pledgors of collateral, all owners of the foregoing, and all brokers or other agents of Borrower acting in any capacity in connection with the Loans.

“Current Management Team” shall mean any group comprised of the chief executive officer, the chief operating officer, the chief financial officer and other senior management of Borrower (or any combination thereof) as in place on the Effective Date, and their respective spouses and children (and/or trusts of which the only beneficiaries are such members of senior management and their respective spouses and children) or any “group” (within the meaning of Rule 13d under the Exchange Act) that includes at least three (3) of such members of senior management, together with their “affiliates” and “associates” (within the meaning of Rule 12b-2 under the Exchange Act).

“Daily LIBOR Rate” shall mean, for any day, the rate per annum determined by the Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the LIBOR Reserve Percentage on such day. Notwithstanding the foregoing, if the Daily LIBOR Rate as determined above would be less than zero, such rate shall be deemed to be zero.

“Debt” shall mean, collectively, all Indebtedness incurred by Borrower to Agent and the Lenders pursuant to this Agreement and the other Loan Documents and includes the principal amount of and interest (including any interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allocable in such proceeding) on all Loans and each extension, renewal or refinancing thereof in whole or in part, the facility fees, other fees and any prepayment fees and other amounts payable hereunder or thereunder.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any of the events specified in Article VII, whether or not any requirement for such event to become an Event of Default has been satisfied.

“Default Rate” shall mean, with respect to any Loan, a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto, and, with respect to any other amount, if no rate is specified or available, then two percent (2%) in excess of the Base Rate.

“Defaulting Lender” shall mean any Lender, subject to Section 2.07(b), that (a) has failed, within two Business Days of the date required to be funded or paid, to pay over to the Agent or any Lender any other amount required to be paid by it hereunder, (b) has become the subject of a Bankruptcy Event or a Bail-In Action or (c) has failed at any time to comply with the provisions of Section 8.04.

As used in this definition, the term “Bankruptcy Event” means, with respect to any Person, such Person or such Person’s direct or indirect parent company becoming the subject of a bankruptcy or insolvency proceeding, or having had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect parent company by a Governmental Authority or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any reasonable determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (c) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to Borrower and each such Person.

“Depreciation and Amortization Charges” shall mean, with respect to any Person for any period, in accordance with GAAP, the aggregate of all such charges for fixed assets, leasehold improvements and general intangibles (specifically including goodwill) of such Person as well as impairments thereof and any losses traced to the write-off of goodwill, fixed assets, leasehold improvements and general intangibles associated with the disposal or exiting of a business by such Person for such period.

“Derived Eurodollar Rate” shall mean with respect to a Eurodollar Loan, a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) plus the Adjusted LIBOR Rate.

“Documentation Agent” shall mean HSBC Bank USA, N.A.

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Dollar Equivalent” shall mean, with respect to any amount of any currency, as of any date of computation, the equivalent amount of such currency expressed in Dollars.

“EBITDA” shall mean for any period, all Net Earnings in accordance with GAAP for such period, plus the aggregate amounts deducted in determining such Net Earnings in respect of (a) income taxes, (b) interest expense, and (c) Depreciation and Amortization Charges, in accordance with GAAP.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” shall mean the date upon which all of the conditions set forth in Section 4.01 of this Agreement have been satisfied.

“Effective Date Fee Letter” means that certain amended and restated fee letter agreement dated as of April 15, 2019 by and among Borrower, PNC Capital Markets and Agent.

“Eligible Assignee” shall have the meaning given to such term in Section 10.10(a).

“Environmental Laws” shall mean all provisions of law, statutes, ordinances, rules, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by the government of the United States of America or any other applicable country or sovereignty or by any state or municipality thereof or by any court, agency, instrumentality, regulatory authority or commission of any of the foregoing concerning health, safety and protection of, or regulation of the discharge of substances into, the environment.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated pursuant thereto.

“ERISA Affiliate” shall mean any corporation which is a member of the same controlled group of corporations as Borrower within the meaning of section 414(b) of the Code, or any trade or business which is under common control with Borrower within the meaning of section 414(c) of the Code.

“ERISA Event” shall mean (a) the existence of a condition or event with respect to an ERISA Plan that presents a risk of the imposition of an excise tax or any other liability on Borrower or of the imposition of a Lien on the assets of Borrower or its Subsidiaries; (b) the engagement by a Controlled Group member in a non-exempt “prohibited transaction” (as defined under ERISA Section 406 or Code Section 4975) or a breach of a fiduciary duty under ERISA that could result in liability to Borrower; (c) the application by a Controlled Group member for a waiver from the minimum funding requirements of Code Section 412 or ERISA Section 302 or a Controlled Group member is required to provide security under Code Section 401(a)(29) or ERISA Section 307; (d) the occurrence of a Reportable Event with respect to any Pension Plan as to which notice is required to be provided to the PBGC; (e) the withdrawal by a Controlled Group member from a Multiemployer Plan in a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in ERISA Sections 4203 and 4205, respectively); (f) the involvement of, or occurrence or existence of any event or condition that makes likely the involvement of, a Multiemployer Plan in any reorganization under ERISA Section 4241; (g) the failure of an ERISA Plan (and any related trust) that is intended to be qualified under Code Sections 401 and 501 to be so qualified or the failure of any “cash or deferred arrangement” under any such ERISA Plan to meet the requirements of Code Section 401(k); (h) the taking by the PBGC of any steps to terminate a Pension Plan or appoint a trustee to administer a Pension Plan, or the taking by a Controlled Group member of any steps to terminate a Pension Plan; (i) the failure by a Controlled Group member or an ERISA Plan to satisfy any requirements of law applicable to an ERISA Plan; (j) the commencement, existence or threatening of a claim, action, suit, audit or investigation with respect to an ERISA Plan, other than a routine claim for benefits; or (k) any incurrence by or any expectation of the incurrence by a Controlled Group member of any liability for post-retirement benefits under any Welfare Plan, other than as required by ERISA Section 601, et. seq. or Code Section 4980B, that, as to (a) through (k) above, would reasonably be likely to have or result in a Material Adverse Effect.

“ERISA Plan” shall mean an “employee benefit plan” (within the meaning of ERISA Section 3(3)) that a Controlled Group member at any time sponsors, maintains, contributes to, has liability with respect to or has an obligation to contribute to such plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Loan” shall mean any March 2024 Eurodollar Term Loan, March 2020 Eurodollar Term Loan or September 2022 Eurodollar Term Loan.

“Event of Default” shall mean any of the events specified in Article VII, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 3.09) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.02 amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.02(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Closing Date Target Indebtedness” means all existing Indebtedness of the Closing Date Target.

“Existing Term Loan Agreement” shall have the meaning given to such term in the recitals.

“Exposure” shall mean, at any time, the sum of the aggregate principal Dollar amount of all Loans outstanding.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the Effective Date; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

“Federal Funds Open Rate” for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by the Agent (for purposes of this definition, an “Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by the Agent at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day. If and when the Federal Funds Open Rate changes, the rate of interest applicable to Base Rate Loans will change automatically without notice to Borrower, effective on the date of any such change.

“Financial Officer” shall mean any of the following officers: chief executive officer, president, vice president-finance, chief financial officer, controller or treasurer. Unless otherwise qualified, all references to a Financial Officer in this Agreement shall refer to a Financial Officer of Borrower.

“Foreign Lender” shall mean a Lender that is not a U.S. Person.

“GAAP” shall have the meaning given to such term in Section 1.02.

“Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” shall mean a Person that pledges its credit or property in any manner for the payment or other performance of the indebtedness, contract or other obligation of another and includes (without limitation) any guarantor (whether of payment or of collection), surety, co-maker or co-borrower, endorser or Person that agrees conditionally or otherwise to make any purchase, loan or investment in order thereby to enable another to prevent or correct a default of any kind.

“Guarantor of Payment” shall mean any Subsidiary that executes and delivers a Guaranty of Payment on or after the Effective Date in accordance with the provisions of Section 5.11 or any other Person that shall deliver a Guaranty of Payment to the Agent or any Lender on or after the Effective Date.

“Guaranty Obligations” shall mean as to any Person (without duplication) any obligation of such Person guaranteeing any Indebtedness (“primary Indebtedness”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent: (i) to purchase any such primary Indebtedness or any property constituting direct or indirect security therefore; (ii) to advance or supply funds for the purchase or payment of any such primary Indebtedness or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary Indebtedness of the ability of the primary obligor to make payment of such primary Indebtedness; or (iv) otherwise to assure or hold harmless the owner of such primary Indebtedness against loss in respect thereof, provided, however, that the definition of Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the then stated or determinable amount of the primary Indebtedness in respect of which such Guaranty Obligation is made or, if not stated or determinable, the then maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder).

“Guaranty of Payment” shall mean a guaranty substantially similar to Exhibit G attached hereto modified to the reasonable satisfaction of the Agent to reflect the nature of it as a subsidiary guaranty.

“including” shall mean, unless the context clearly requires otherwise, “including without limitation”, whether or not so stated.

“Indebtedness” shall mean, for Borrower or any Subsidiary (excluding in all cases trade payables payable in the ordinary course of business by Borrower or such Subsidiary), without duplication, (a) all obligations to repay borrowed money, direct or indirect, incurred, assumed, or guaranteed, (b) all obligations for the deferred purchase price of capital assets, in each case, incurred outside of the ordinary course of business, (c) all obligations under conditional sales or other title retention agreements (other than a true consignment), in each case, incurred outside of the ordinary course of business, (d) all current obligations (contingent or otherwise) under any letter of credit or banker’s acceptance (other than commercial, trade or other letters of credit entered into in connection with customer or supplier relationships in the ordinary course business), (e) all synthetic leases, (f), all obligations of Borrower or such Subsidiary with respect to the repurchase of assets under asset securitization financing programs, including but not limited to, the Permitted Receivables Facility, (g) all material obligations arising outside the ordinary course of business to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such Person, and (h) all Guaranty Obligations.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Interest Adjustment Date” shall mean the last day of each Interest Period.

“Interest Coverage Ratio” shall mean, for the most recently completed four (4) fiscal quarters of Borrower, on a Consolidated basis and in accordance with GAAP, the ratio of (a) Consolidated Trailing EBITDA to (b) Consolidated Trailing Interest Expense, as determined as of the conclusion of most recently completed fiscal quarter in accordance with Borrower’s customary financial reporting practices.

“Interest Period” shall mean, with respect to a Eurodollar Loan, a period of one (1) week or one (1), two (2), three (3) or six (6) months, as selected by Borrower in accordance with Section2.02 hereof, commencing on the applicable date of borrowing or conversion of such Eurodollar Loan and on each Interest Adjustment Date with respect thereto; provided, however, that if any such period would be affected by a prepayment or conversion rights or obligations as provided in Section 2.02, 2.04 or Section 3.05 hereof, or maturity of Eurodollar Loans as provided in Section 2.01 hereof, Borrower shall not select a period that extends beyond the date of such prepayment, conversion or maturity; if Borrower fails to select a new Interest Period with respect to an outstanding Eurodollar Loan at least three (3) Business Days prior to the Interest Adjustment Date applicable to such Eurodollar Loan, Borrower shall be deemed to have converted such Eurodollar Loan to a Base Rate Loan at the end of the then current Interest Period.

“Joint Lead Arrangers” shall, collectively, mean PNC Capital Markets, Merrill Lynch, Pierce, Fenner & Smith Incorporated, JPMorgan Chase Bank, National Association, Wells Fargo Securities, LLC, BB&T Capital Markets, KeyBanc Capital Markets Inc., U.S. Bank National Association and TD Bank, N.A., in their capacities as joint lead arrangers and joint bookrunners.

“Lender” and “Lenders” has the meaning set forth in the first paragraph of this Agreement.

“Leverage Ratio Step-Up Period” means the fiscal quarter in which a Material Acquisition Event occurs and the next following three consecutive fiscal quarter periods of Borrower.

“Leverage Ratio” shall mean, at any time, for the most recently completed four (4) fiscal quarters of Borrower, on a Consolidated basis and in accordance with GAAP, the ratio of (a)(i) Total Indebtedness minus (ii) the aggregate amount of cash, Cash Equivalents and other marketable securities of Borrower and its Subsidiaries that are not subject to a Lien (other than a Lien in favor of the Agent for the benefit of the Lenders) as set forth on the financial statements of Borrower and its Subsidiaries for the most recently completed fiscal quarter to (b) Consolidated Trailing EBITDA, all as determined as of the conclusion of most recently completed fiscal quarter in accordance with Borrower’s customary financial reporting practices.

“LIBOR Rate” shall mean, with respect to a Eurodollar Loan, for any Interest Period, the per annum rate of interest, determined by Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) as of approximately 11:00 A.M. (London time) two (2) Business Days prior to the beginning of such Interest Period pertaining to such Eurodollar Loan, as provided by Reuters (or, if for any reason such rate is unavailable from Reuters, from any other similar company or service that provides rate quotations comparable to those currently provided by Reuters) as the rate in the London interbank market for Dollar deposits in immediately available funds with a maturity comparable to such Interest Period. In the event that such rate quotation is not available for any reason, then the rate for purposes of this subpart (a) shall be the average (rounded upward to the nearest 1/16th of 1%) of the per annum rates at which deposits in immediately available funds in Dollars for the relevant Interest Period and in the amount of the Eurodollar Loan to be disbursed or to remain outstanding during such Interest Period, as the case may be, are offered to Agent (or an Affiliate of Agent, in Agent’s discretion) by prime banks in any Eurodollar market reasonably selected by Agent, determined as of 11:00 A.M. (London time) (or as soon thereafter as practicable), two (2) Business Days prior to the beginning of the relevant Interest Period pertaining to such Eurodollar Loan hereunder; provided, that, if such rate is below zero, LIBOR Rate will be deemed to be zero for purposes of this Agreement.

“LIBOR Reserve Percentage” shall mean as of any day the maximum percentage in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).

“LIBOR Termination Date” shall have the meaning given to such term in Section 3.03(b).

“Lien” shall mean any mortgage, security interest, lien (statutory or other), charge, encumbrance on, pledge or deposit of, or conditional sale, leasing, sale with a right of redemption or other title retention agreement and any capitalized lease with respect to any (real or personal) or asset.

“Loan” shall mean any March 2024 Term Loan, March 2020 Term Loan or September 2022 Term Loan.

“Loan Documents” shall mean, collectively, this Agreement, each Note, each Guaranty of Payment, the Effective Date Fee Letter and any other documents relating to any of the foregoing, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced.

“Loan Party” shall mean Borrower and each Guarantor.

“March 2020 Base Rate Term Loan” shall mean a March 2020 Term Loan described in Section 2.01(b) hereof on which Borrower shall pay interest at a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) plus the Base Rate.

“March 2020 Eurodollar Term Loans” shall mean a March 2020 Term Loan described in Section 2.01(b) hereof on which Borrower shall pay interest at a rate based upon the LIBOR Rate.

“March 2020 Term Loan” shall mean a loan held by the March 2020 Term Loan Lenders pursuant to Section 2.01(b) hereof and made to Borrower under and pursuant to the Existing Term Loan Agreement.

“March 2020 Term Loan Commitment” shall mean the obligation hereunder of each Lender to hold and continue a March 2020 Term Loan equal to the amount set forth opposite such Lender’s name under the column headed “March 2020 Term Loan Commitment Amount” as set forth on Schedule 1 hereto.

“March 2020 Term Loan Commitment Amount” shall mean the principal amount of One Hundred Million Dollars ($100,000,000).

“March 2020 Term Loan Lender” shall mean a Lender with a March 2020 Term Loan Commitment.

“March 2020 Term Loan Maturity Date” shall mean March 31, 2020.

“March 2020 Term Loan Note” shall mean any note delivered pursuant to Section 2.01(b) of this Agreement.

“March 2024 Base Rate Term Loan” shall mean a March 2024 Term Loan described in Section 2.01(a) hereof on which Borrower shall pay interest at a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) plus the Base Rate.

“March 2024 Eurodollar Term Loan” shall mean a March 2024 Term Loan described in Section 2.01(a) hereof on which Borrower shall pay interest at a rate based upon the LIBOR Rate.

“March 2024 Term Loan” shall mean a loan held by the March 2024 Term Loan Lenders pursuant to Section 2.01(a) hereof and made to Borrower under and pursuant to the Existing Term Loan Agreement.

“March 2024 Term Loan Commitment” shall mean the obligation hereunder of each Lender to hold and continue a March 2024 Term Loan equal to the amount set forth opposite such Lender’s name under the column headed “March 2024 Term Loan Commitment Amount” as set forth on Schedule 1 hereto.

“March 2024 Term Loan Commitment Amount” shall mean the principal amount of Three Hundred Five Million Dollars ($305,000,000).

“March 2024 Term Loan Lender” shall mean a Lender with a March 2024 Term Loan Commitment.

“March 2024 Term Loan Maturity Date” shall mean March 31, 2024.

“March 2024 Term Loan Note” shall mean any note delivered pursuant to Section 2.01(a) of this Agreement.

“Material Acquisition Event” means any time when (a) any Company consummates an Acquisition, the Consideration for which is greater than or equal to One Hundred Million Dollars ($100,000,000), or (b) any Company or the Companies consummate one or more Acquisitions over a period of no more than ninety (90) days, the aggregate Consideration for which is greater than or equal to One Hundred Million Dollars ($100,000,000). It being understood that the Closing Date Acquisition shall constitute a Material Acquisition Event.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole, or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights and remedies of the Agent of the Lenders hereunder or thereunder.

“Material Indebtedness Agreement” shall mean any debt instrument, lease (capital, operating or otherwise), guaranty, contract, commitment, agreement or other arrangement evidencing any Indebtedness of Borrower or any Subsidiary in an amount equal to or greater than the greater of (i) Fifty Million Dollars ($50,000,000) and (ii) an amount equal to five percent (5%) of Consolidated Total Assets.

“Multiemployer Plan” shall mean a Pension Plan that is subject to the requirements of Subtitle E of Title IV of ERISA.

“Net Earnings” shall mean, for any period, the net income (loss) for such period, determined in accordance with GAAP.

“Non-Consenting Lender” shall mean any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all affected Lenders in accordance with the terms of Section 10.03 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” shall mean, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” shall mean any March 2024 Term Loan Note, March 2020 Term Loan Note or September 2022 Term Loan Note.

“Notice of Loan” shall mean a Notice of Loan in the form of the attached Exhibit D.

“Obligor” shall mean (a) a Person whose credit or any of whose property is pledged to the payment of the Debt and includes, without limitation, any Guarantor, and (b) any signatory to a Related Writing.

“Organizational Documents” shall mean, with respect to any Person (other than an individual), such Person’s Articles (Certificate) of Incorporation, or equivalent formation documents, and Regulations (Bylaws), or equivalent governing documents, and any amendments to any of the foregoing.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.09).

“Participant” shall have the meaning provided to such term in Section 10.11(a).

“Participant Register” shall have the meaning specified in Section 10.11(c).

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor or replacement entity thereto under ERISA.

“Pension Plan” shall mean an ERISA Plan that is a “pension plan” (within the meaning of ERISA Section 3(2)).

“Permitted Receivables Facility” shall mean an accounts receivable facility whereby Borrower or its Subsidiaries sell or transfer the accounts receivables of Borrower or its Subsidiaries to the Receivables Subsidiary which in turn transfers to a buyer, purchaser or lender undivided fractional interests in such accounts receivable, so long as (a) no portion of the Indebtedness or any other obligation (contingent or otherwise) under such Permitted Receivables Facility is guaranteed by Borrower or any Subsidiary, (b) there is no recourse or obligation to Borrower or any Subsidiary (other than the Receivables Subsidiary) whatsoever other than pursuant to customary representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with such Permitted Receivables Facility, and (c) neither Borrower nor any Subsidiary (other than the Receivables Subsidiary) provides, either directly or indirectly, any other credit support of any kind (excluding credit insurance or similar third party credit support obtained in the ordinary course of business) in connection with such Permitted Receivables Facility other than as set forth in subpart (b) of this definition.

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, unincorporated organization, corporation, limited liability company, institution, trust, estate, government or other agency or political subdivision thereof or any other entity.

“Plan” shall mean any employee pension benefit plan (as such term is defined in section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by Borrower or any ERISA Affiliate.

“PNC Capital Markets” shall mean PNC Capital Markets LLC.

“Prime Rate” shall mean the interest rate established from time to time by Agent as Agent’s prime rate, whether or not such rate is publicly announced; the Prime Rate may not be the lowest interest rate charged by Agent for commercial or other extensions of credit. Each change in the Prime Rate shall be effective immediately from and after such change.

“Priority Indebtedness” shall mean, without duplication, the sum of (a) all Indebtedness of Subsidiaries and (b) all Indebtedness of Borrower secured by any Liens permitted by Section 5.06(g).

“Published Rate” shall mean the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the rate at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market for a one month period as published in another publication selected by the Agent).

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Receivables Related Assets” shall mean accounts receivable, instruments, chattel paper, obligations, general intangibles and other similar assets, in each case relating to receivables subject to the Permitted Receivables Facility, including interests in merchandise or goods, the sale or lease of which gave rise to such receivables, related contractual rights, guaranties, insurance proceeds, collections and proceeds of all of the foregoing.

“Receivables Subsidiary” shall mean a Wholly-Owned Subsidiary of Borrower that is established as a “bankruptcy remote” Subsidiary for the sole purpose of acquiring and selling accounts receivable under the Permitted Receivables Facility and that shall not engage in any activities other than in connection with the Permitted Receivables Facility.

“Recipient” shall mean (a) the Agent and (b) any Lender, as applicable.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the officers, directors, attorneys, agents and employees of such Person and of such Person’s Affiliates.

“Related Writing” shall mean each Loan Document and any other assignment, mortgage, security agreement, guaranty agreement, subordination agreement, financial statement, audit report or other writing furnished by Borrower, any Subsidiary or any Obligor, or any of their respective officers, to the Lenders pursuant to or otherwise in connection with this Agreement.

“Reportable Compliance Event” shall mean that any Covered Entity becomes a Sanctioned Person, or is indicted, arraigned, investigated or custodially detained, or receives an inquiry from regulatory or law enforcement officials, in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or self-discovers facts or circumstances implicating any aspect of its operations with the actual or possible violation of any Anti-Terrorism Law.

“Reportable Event” shall mean a reportable event as that term is defined in Title IV of ERISA, except actions of general applicability by the Secretary of Labor under Section 110 of such Act.

“Required Lenders(s)” shall mean the holders of greater than fifty percent (50%) of the Total Commitment Amount. The Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time. Notwithstanding the foregoing, any amendment, consent or waiver resulting in treatment of any Defaulting Bank disproportionately adversely to other Lenders shall require the consent of such Defaulting Bank.

“Sanctioned Country” shall mean, at any time, a region, country or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, Her Majesty’s Treasury, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“SEC” shall mean the United States Securities Exchange Commission. “Securities Act” shall mean the Securities Act of 1933, as amended.

“September 2022 Base Rate Term Loan” shall mean a September 2022 Term Loan described in Section 2.01(c) hereof on which Borrower shall pay interest at a rate per annum equal to the sum of the Applicable Margin (from time to time in effect) plus the Base Rate.

“September 2022 Eurodollar Term Loan” shall mean a September 2022 Term Loan described in Section 2.01(c) hereof on which Borrower shall pay interest at a rate based upon the LIBOR Rate.

“September 2022 Term Loan” shall mean a loan held by the September 2022 Term Loan Lenders pursuant to Section 2.01(c) hereof and made to Borrower under and pursuant to the Existing Term Loan Agreement.

“September 2022 Term Loan Commitment” shall mean the obligation hereunder of each Lender to hold and continue a September 2022 Term Loan equal to the amount set forth opposite such Lender’s name under the column headed “September 2022 Term Loan Commitment Amount” as set forth on Schedule 1 hereto.

“September 2022 Term Loan Commitment Amount” shall mean the principal amount of Two Hundred Million Dollars ($200,000,000).

“September 2022 Term Loan Lender” shall mean a Lender with a September 2022 Term Loan Commitment.

“September 2022 Term Loan Maturity Date” shall mean September 30, 2022.

“September 2022 Term Loan Note” shall mean any note delivered pursuant to Section 2.01(c) of this Agreement.

“Solvency Certificate” shall mean a certificate of the chief financial officer of Borrower attesting to the solvency of the Borrower and its Subsidiaries, substantially in the form of the attached Exhibit H.

“Subordinated”, as applied to Indebtedness, shall mean that the Indebtedness has been subordinated (by written terms or written agreement being, in either case, in form and substance satisfactory to the Agent and the Required Lenders) in favor of the prior payment in full of the Debt.

“Subordinated Indebtedness” shall mean, for Borrower or any Subsidiary any Indebtedness that is Subordinated.

“Subsidiary” of any Person shall mean (i) a corporation more than fifty percent (50%) of the Voting Power of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, (ii) a partnership or limited liability company of which such Person, one or more other Subsidiaries of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, is a general partner or managing member, as the case may be, that, or otherwise, has the power to direct the policies, management and affairs thereof, or (iii) any other Person (other than a corporation) in which such Person, one or more other Subsidiaries of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, has at least a majority interest in the Voting Power or the power to direct the policies, management and affairs thereof.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Commitment Amount” shall mean the aggregate amount of the March 2024 Term Loan Commitment Amount, the March 2020 Term Loan Commitment Amount and the September 2022 Term Loan Commitment Amount.

“Total Indebtedness” shall mean, at any time, on a Consolidated basis, all Indebtedness of Borrower, including, but not limited to, current, long-term and Subordinated Indebtedness, if any, and all Indebtedness under the Permitted Receivables Facility.

“Transactions” means, collectively, (a) the entering into by the Loan Parties and their applicable Subsidiaries of the Loan Documents which they are or are intended to be a party and any funding of the Loans thereunder, and (b) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) Act of 2001.

“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in paragraph Section 3.02(f).

“Voting Power” shall mean, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person, and the holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or similar governing body of such Person.

“Welfare Plan” shall mean an ERISA Plan that is a “welfare plan” within the meaning of ERISA Section 3(l).

“Wholly-Owned Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company or other entity, except for director’s qualifying shares or shares required to be owned individually due to country specific regulations regarding ownership or control of the organization or operation of such entity, all of the securities or other ownership interest of which having ordinary voting power to elect a majority of the board of directors, or other persons performing similar functions, are at the time directly or indirectly owned by such Person.

“Withholding Agent” shall mean any Loan Party and the Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02 Accounting and Legal Principles, Terms and Determinations. All references in this Agreement to “generally accepted accounting principles” or “GAAP” shall be deemed to refer to generally accepted accounting principles in effect in the United States at the time of application thereof, except that with respect to any leases of any Person that are, or would be, characterized as operating leases in accordance with GAAP as applied by Nordson on the Effective Date (whether or not such operating leases were in effect on the Effective Date) such leases shall be accounted for as operating leases (and not as capital leases) for purposes of this Agreement regardless of any change in GAAP following the Effective Date that would otherwise require such leases to be characterized as capital leases. Interim financial statements otherwise prepared in accordance with GAAP shall be deemed to comply with such principles subject to year-end adjustments and notwithstanding the absence of footnotes. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all unaudited consolidated financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with generally accepted accounting principles applied on a basis consistent with the most recent audited consolidated financial statements of Borrower and its Subsidiaries made available pursuant to Section 5.01(b) or, if no such statements have been so delivered, the most recent audited financial statements referred to in Section 5.01(a). Any reference herein to any specific citation, section or form of law, statute, rule or regulation shall refer to such new, replacement or analogous citation, section or form should such citation, section or form be modified, amended or replaced. Any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document). Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof.

Section 1.03 Terms Generally. The foregoing definitions shall be applicable to the singular and plurals of the foregoing defined terms.

Section 1.04 Divisions. For all purposes under the Loan Documents, in connection with any division or plan or division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.05 LIBOR Notification. Section 3.03(b) of this Agreement provides a mechanism for determining an alternative rate of interest in the event that the London interbank offered rate is no longer available or in certain other circumstances. Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBOR Rate” or with respect to any alternative or successor rate thereto, or replacement rate therefor.

ARTICLE II

AMOUNT AND TERMS OF CREDIT

Section 2.01 Amount and Nature of Credit.

(a) Subject to the terms and conditions of the Existing Term Loan Agreement, each March 2024 Term Loan Lender, for itself and not one for any other, made the March 2024 Term Loans on the Closing Date and shall hold and continue such Loan subject to the terms and conditions herein.

(i) Borrower shall have the option to choose any combination of (a) March 2024 Base Rate Term Loans, or (b) March 2024 Eurodollar Term Loans. Borrower shall be entitled to repay March 2024 Term Loans in whole or in part, but once repaid a March 2024 Term Loan may not be re-borrowed.

(ii) The obligation of each March 2024 Term Loan Lender to hold and continue March 2024 Term Loans shall be in the proportion that such March 2024 Term Loan Lender’s Commitment bears to the March 2024 Term Loan Commitments of all March 2024 Term Loan Lenders to Borrower, but each March 2024 Term Loan Lender’s March 2024 Term Loan to Borrower shall never exceed its March 2024 Term Loan Commitment. The failure of any March 2024 Term Loan Lender to hold and continue a March 2024 Term Loan shall not relieve any other March 2024 Term Loan Lender of its obligations to hold and continue a March 2024 Term Loan nor shall it impose any additional liability on any other March 2024 Term Loan Lender hereunder. The March 2024 Term Loan Commitments are not revolving credit commitments, and Borrower shall not have the right to borrow, repay and reborrow under this Section 2.01(a). The March 2024 Term Loans shall be due and payable on the March 2024 Term Loan Maturity Date.

(iii) Borrower shall pay interest on the unpaid principal amount of March 2024 Base Rate Term Loans made to it outstanding from time to time from the date thereof until paid at the Base Rate from time to time in effect. Interest on such March 2024 Base Rate Term Loans shall be payable on the last day of each September, December, March and June of each year and at the maturity thereof.

(iv) Borrower shall pay interest on the unpaid principal amount of each March 2024 Eurodollar Term Loan made to it outstanding from time to time, fixed in advance on the first day of the Interest Period applicable thereto through the last day of the Interest Period applicable thereto (but subject to changes in the Applicable Margin), at the Derived Eurodollar Rate. Interest on such March 2024 Eurodollar Term Loans shall be payable on each Interest Adjustment Date (provided that if an Interest Period exceeds three (3) months, the interest must be paid every three (3) months, commencing three (3) months from the beginning of such Interest Period).

(v) At the request of Borrower to Agent, subject to the notice and other provisions of Section 2.02 hereof, the March 2024 Term Loan Lenders shall convert outstanding March 2024 Base Rate Term Loans to March 2024 Base Rate Eurodollar Term Loans at any time and shall convert outstanding March 2024 Eurodollar Term Loans to March 2024 Base Rate Term Loans on any Interest Adjustment Date.

(vi) The obligation of Borrower to repay March 2024 Term Loans made to it by a March 2024 Term Loan Lender and to pay interest thereon may, upon the request by such March 2024 Term Loan Lender, be evidenced by a single March 2024 Term Loan Note of Borrower in the form of Exhibit A hereto (each such note, a “March 2024 Term Loan Note”), payable to such March 2024 Term Loan Lender in the principal amount of its March 2024 Term Loan Commitment.

(b) Subject to the terms and conditions of the Existing Term Loan Agreement, each March 2020 Term Loan Lender, for itself and not one for any other, made the March 2020 Term Loans on the Closing Date and shall hold and continue such Loan subject to the terms and conditions herein.

(i) Borrower shall have the option to choose any combination of (a) March 2020 Base Rate Term Loans, or (b) March 2020 Eurodollar Term Loans. Borrower shall be entitled to repay March 2020 Term Loans in whole or in part, but once repaid a March 2020 Term Loan may not be re-borrowed.

(ii) The obligation of each March 2020 Term Loan Lender to hold and continue March 2020 Term Loans shall be in the proportion that such March 2020 Term Loan Lender’s Commitment bears to the March 2020 Term Loan Commitments of all March 2020 Term Loan Lenders to Borrower, but each March 2020 Term Loan Lender’s March 2020 Term Loan to Borrower shall never exceed its March 2020 Term Loan Commitment. The failure of any March 2020 Term Loan Lender to hold and continue a March 2020 Term Loan shall not relieve any other March 2020 Term Loan Lender of its obligations to hold and continue a March 2020 Term Loan nor shall it impose any additional liability on any other March 2020 Term Loan Lender hereunder. The March 2020 Term Loan Commitments are not revolving credit commitments, and Borrower shall not have the right to borrow, repay and reborrow under this Section 2.01(b). The March 2020 Term Loans shall be due and payable on the March 2020 Term Loan Maturity Date.

(iii) Borrower shall pay interest on the unpaid principal amount of March 2020 Base Rate Term Loans made to it outstanding from time to time from the date thereof until paid at the Base Rate from time to time in effect. Interest on such March 2020 Base Rate Term Loans shall be payable on the last day of each September, December, March and June of each year and at the maturity thereof.

(iv) Borrower shall pay interest on the unpaid principal amount of each March 2020 Eurodollar Term Loan made to it outstanding from time to time, fixed in advance on the first day of the Interest Period applicable thereto through the last day of the Interest Period applicable thereto (but subject to changes in the Applicable Margin), at the Derived Eurodollar Rate. Interest on such March 2020 Eurodollar Term Loans shall be payable on each Interest Adjustment Date (provided that if an Interest Period exceeds three (3) months, the interest must be paid every three (3) months, commencing three (3) months from the beginning of such Interest Period).

(v) At the request of Borrower to Agent, subject to the notice and other provisions of Section 2.02 hereof, the March 2020 Term Loan Lenders shall convert outstanding March 2020 Base Rate Term Loans to March 2020 Base Rate Eurodollar Term Loans at any time and shall convert outstanding March 2020 Eurodollar Term Loans to March 2020 Base Rate Term Loans on any Interest Adjustment Date.

(vi) The obligation of Borrower to repay March 2020 Term Loans made to it by a March 2020 Term Loan Lender and to pay interest thereon may, upon the request by such March 2020 Term Loan Lender, be evidenced by a single March 2020 Term Loan Note of Borrower in the form of Exhibit B hereto (each such note, a “March 2020 Term Loan Note”), payable to such March 2020 Term Loan Lender in the principal amount of its March 2020 Term Loan Commitment.

(c) Subject to the terms and conditions of the Existing Term Loan Agreement, each September 2022 Term Loan Lender, for itself and not one for any other, made the September 2022 Term Loans on the Closing Date and shall hold and continue such Loan subject to the terms and conditions herein.

(i) Borrower shall have the option to choose any combination of (a) September 2022 Base Rate Term Loans, or (b) September 2022 Eurodollar Term Loans. Borrower shall be entitled to repay September 2022 Term Loans in whole or in part, but once repaid a September 2022 Term Loan may not be re-borrowed.

(ii) The obligation of each September 2022 Term Loan Lender to hold and continue September 2022 Term Loans shall be in the proportion that such September 2022 Term Loan Lender’s Commitment bears to the September 2022 Term Loan Commitments of all September 2022 Term Loan Lenders to Borrower, but each September 2022 Term Loan Lender’s September 2022 Term Loan to Borrower shall never exceed its September 2022 Term Loan Commitment. The failure of any September 2022 Term Loan Lender to hold and continue a September 2022 Term Loan shall not relieve any other September 2022 Term Loan Lender of its obligations to hold and continue a September 2022 Term Loan nor shall it impose any additional liability on any other September 2022 Term Loan Lender hereunder. The September 2022 Term Loan Commitments are not revolving credit commitments, and Borrower shall not have the right to borrow, repay and reborrow under this Section 2.01(c). The September 2022 Term Loans shall be due and payable on the September 2022 Term Loan Maturity Date.

(iii) Borrower shall pay interest on the unpaid principal amount of September 2022 Base Rate Term Loans made to it outstanding from time to time from the date thereof until paid at the Base Rate from time to time in effect. Interest on such September 2022 Base Rate Term Loans shall be payable on the last day of each September, December, March and June of each year and at the maturity thereof.

(iv) Borrower shall pay interest on the unpaid principal amount of each September 2022 Eurodollar Term Loan made to it outstanding from time to time, fixed in advance on the first day of the Interest Period applicable thereto through the last day of the Interest Period applicable thereto (but subject to changes in the Applicable Margin), at the Derived Eurodollar Rate. Interest on such September 2022 Eurodollar Term Loans shall be payable on each Interest Adjustment Date (provided that if an Interest Period exceeds three (3) months, the interest must be paid every three (3) months, commencing three (3) months from the beginning of such Interest Period).

(v) At the request of Borrower to Agent, subject to the notice and other provisions of Section 2.02 hereof, the September 2022 Term Loan Lenders shall convert outstanding September 2022 Base Rate Term Loans to September 2022 Base Rate Eurodollar Term Loans at any time and shall convert outstanding September 2022 Eurodollar Term Loans to September 2022 Base Rate Term Loans on any Interest Adjustment Date.

(vi) The obligation of Borrower to repay September 2022 Term Loans made to it by a September 2022 Term Loan Lender and to pay interest thereon may, upon the request by such September 2022 Term Loan Lender, be evidenced by a single September 2022 Term Loan Note of Borrower in the form of Exhibit C hereto (each such note, a “September 2022 Term Loan Note”), payable to such September 2022 Term Loan Lender in the principal amount of its September 2022 Term Loan Commitment.

Section 2.02 Conditions To Conversion/Continuation of Loans. The obligation of the Lenders to continue or convert any Loan, is conditioned, in the case of the conversion or continuation hereunder, upon:

(a) with respect to Base Rate Loans, receipt by Agent of a Notice of Loan, such notice to be received by 11:00 A.M. (Cleveland, Ohio time) on the proposed date of conversion, and, with respect to Eurodollar Loans, by 11:00 A.M. (Cleveland, Ohio time) three (3) Business Days prior to the proposed date of conversion or continuation. Agent shall notify each Lender of the date, amount and Interest Period (if applicable) promptly upon the receipt of such notice, and, in any event, by 2:00 P.M. (Cleveland, Ohio time) on the date such notice is received.

(b) Borrower’s request for (i) a Base Rate Loan shall be in an amount of not less than One Million Dollars ($1,000,000), increased by increments of Five Hundred Thousand Dollars ($500,000); or (ii) a Eurodollar Loan shall be in an amount of not less than Five Million Dollars ($5,000,000), increased by increments of One Million Dollars ($1,000,000); and

(c) the fact that no Default or Event of Default shall then exist or immediately after the conversion or continuation of the Loan would exist.

At no time shall Borrower request that Eurodollar Loans be outstanding for more than ten (10) different Interest Periods, at any time, and, if Base Rate Loans are outstanding, then Eurodollar Loans shall be limited to nine (9) different Interest Periods.

Each request for a Eurodollar Loan shall be irrevocable and binding on Borrower and Borrower shall indemnify Agent and the Lenders against any loss or expense incurred by Agent or the Lenders as a result of any failure by Borrower to consummate such transaction including, without limitation, any loss (including loss of anticipated profits) or expense incurred by reason of liquidation or re-employment of deposits or other funds acquired by the Lenders to fund such Eurodollar Loan. A certificate as to the amount of such loss or expense submitted by the Lenders to Borrower shall be conclusive and binding for all purposes, absent manifest error.

Section 2.03 Payments, Etc.

(a) Payments Generally. Each payment made hereunder by Borrower shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever.

(b) Payments in Dollars. With respect to (i) any Loan, or (ii) any other payment to Agent and the Lenders that is not covered by subsection (a) hereof, all such payments (including prepayments) to Agent and the Lenders of the principal of or interest on such Loan or other payment, including but not limited to principal, interest, fees or any other amount owed by

Borrower under this Agreement, shall be made in Dollars. All payments described in this subsection (b) shall be remitted to Agent at its main office for the account of the Lenders not later than 11:00 A.M. (Cleveland, Ohio time) on the due date thereof in immediately available funds. Any such payments received by Agent after 11:00 A.M. (Cleveland, Ohio time) shall be deemed to have been made and received on the next following Business Day.

(c) Payments Net of Taxes. All payments under this Agreement or any other Loan Document by Borrower or any other Obligor shall be made absolutely net of, without deduction or offset for, and altogether free and clear of, any and all present and future taxes, levies, deductions, charges and withholdings and all liabilities with respect thereto, under the laws of the United States of America or any foreign jurisdiction (or any state or political subdivision thereof), excluding income and franchise taxes imposed on any Lender (and withholding relating thereto) other than such income or franchise taxes arising solely from such Lender having executed, delivered or performed its obligations or received a payment under, or enforced the Loan Documents, under the laws of the United States of America or any foreign jurisdiction (or any state or political subdivision thereof). If Borrower or other Obligor is compelled by law to deduct any such taxes or levies (other than such excluded taxes) or to make any such other deductions, charges or withholdings, then Borrower or such Obligor, as the case may be, shall pay such additional amounts as may be necessary in order that the net payments after such deduction, and after giving effect to any United States or foreign jurisdiction (or any state or political subdivision thereof) income taxes required to be paid by the Lenders in respect of such additional amounts, shall equal the amount of interest provided in Section 2.01 hereof for each Loan plus any principal then due. In each such case, Borrower shall provide to the applicable Lender evidence demonstrating that such taxes or levies have been paid.

(d) Payments to Lenders. Upon Agent’s receipt of payments hereunder, Agent shall immediately distribute to each Lender its ratable share, if any, of the amount of principal, interest, and fees received by it for the account of such Lender. Each Lender shall record any principal, interest or other payment, the principal amounts of Base Rate Loans and Eurodollar Loans, all prepayments and the applicable dates, including Interest Periods, with respect to the Loans made, and payments received by such Lender, by such method as such Lender may generally employ; provided, however, that failure to make any such entry shall in no way detract from the obligations of Borrower hereunder or under the other Loan Documents. The aggregate unpaid amount of Loans, types of Loans, Interest Periods and similar information with respect to such Loans set forth on the records of Agent shall be rebuttably presumptive evidence with respect to such information, including the amounts of principal and interest owing and unpaid with respect to each Loan.

(e) Timing of Payments. Whenever any payment to be made hereunder, including, without limitation, any payment to be made with respect to any Loan, shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in each case be included in the computation of the interest payable on such amount; provided, however, that, with respect to any Eurodollar Loan, if the next succeeding Business Day falls in the succeeding calendar month, such payment shall be made on the preceding Business Day and the relevant Interest Period shall be adjusted accordingly.

Section 2.04 Prepayment.

(a) Right to Prepay. Borrower shall have the right, at any time or from time to time, to prepay, on a pro rata basis for all of the Lenders, all or any part of the principal amount of the Loans then outstanding, as designated by Borrower, plus interest accrued on the amount so prepaid to the date of such prepayment; and

(b) Prepayment Fees.

(i) Prepayments of Base Rate Loans shall be without any premium or penalty;

(ii) In any case of prepayment (or, any assignment pursuant to Section 3.09) of a Eurodollar Loan, Borrower agrees that if the reinvestment rate with respect to the amount of such Eurodollar Loan, as quoted by the money desk of Agent (the “Reinvestment Rate”), shall be lower than the LIBOR Rate applicable to the Eurodollar Loan that is intended to be prepaid (hereinafter, “Last LIBOR”), then Borrower shall, upon written notice from Agent, promptly pay to Agent, for the account of each Lender, in immediately available funds, a prepayment fee equal to the product of (A) a rate (the “Prepayment Rate”) which shall be equal to the difference between the Last LIBOR and the Reinvestment Rate, times (B) the prepayment principal amount of the Eurodollar Loan that is to be prepaid, times (C) (1) the number of days remaining in the Interest Period of the Eurodollar Loan that is to be prepaid divided by (2) three hundred sixty (360) but no additional premium or penalty shall apply. In addition, Borrower shall immediately pay directly to Agent, for the account of the Lenders, the amount of any additional costs or expenses (including, without limitation, cost of telex, wires, or cables) incurred by Agent or the Lenders in connection with the prepayment, upon Borrower’s receipt of a written statement from Agent.

(c) Notice of Prepayment. Borrower shall give Agent written notice of prepayment of any Base Rate Loan by not later than 11:00 A.M. (Cleveland, Ohio time) on the Business Day such prepayment is to be made and written notice of the prepayment of any Eurodollar Loan not later than 1:00 P.M. (Cleveland, Ohio time) three (3) Business Days prior to the Business Day on which such prepayment is to be made.

(d) Minimum Amount. Each prepayment of a Loan by Borrower shall be in the aggregate principal amount of not less than Five Million Dollars ($5,000,000), except in the case of a mandatory prepayment in connection with Article III hereof.

(e) Application of Prepayment. All prepayments required pursuant to this Section 2.04 shall first be applied among the Base Rate Loans, then to Eurodollar Loans.

Section 2.05 Fees. Borrower shall pay to the Lenders the fees set forth in the Effective Date Fee Letter.

Section 2.06 Computation of Interest and Fees; Default Rate. With the exception of Base Rate Loans, interest on Loans and fees and charges hereunder shall be computed on the basis of a year having three hundred sixty (360) days and calculated for the actual number of days elapsed.

With respect to Base Rate Loans interest shall be computed on the basis of a year having three hundred sixty-five (365) days or three hundred sixty-six (366) days, as the case may be, and calculated for the actual number of days elapsed. Anything herein to the contrary notwithstanding, if an Event of Default shall occur and be continuing hereunder, at the option of Agent or the Required Lenders, the principal of each Loan, the unpaid interest thereon and any other amounts owing hereunder shall bear interest, until such time as such Event of Default has been cured, waived or amended or is no longer continuing, at the Default Rate. In no event shall the rate of interest hereunder exceed the maximum rate allowable by law.

Section 2.07 Defaulting Lender.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lender.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Agent from a Defaulting Lender pursuant to Section 8.04 shall be applied as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; third, if so determined by the Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any final judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any final judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 2.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lender on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lender pro rata in accordance with the March 2024 Term Loan Commitment Amount, March 2020 Term Loan Commitment Amount or September 2022 Term Loan Commitment Amount, as applicable. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.07(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b) Defaulting Lender Cure. If Borrower and the Agent agree in writing that a Lender is no longer a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to payments made by or on behalf of Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, subject to Section 10.19, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.

ARTICLE III

INCREASED CAPITAL; TAXES, ETC.

Section 3.01 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement (on a net basis) against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate);

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(iii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, or such other Recipient of participating in, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) of this Section and delivered to Borrower, shall be conclusive absent manifest error. Borrower shall pay such Lender, the amount shown as due on any such certificate within 10 days after receipt thereof.

(c) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.02 Tax Law, Etc.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by Borrower. Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by Borrower. Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Indemnification by the Lenders. Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower have not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.11 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this paragraph (d).

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 3.02, Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and the Agent, at the time or times reasonably requested by Borrower or the Agent, such properly completed and executed documentation reasonably requested by Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or the Agent as will enable Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.02(f)(ii)(A), (ii) (B) and (ii) (D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing.

(A) any Lender that is a U.S. Person shall deliver to Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BENE (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BENE (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “lender” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BENE (or W-8BEN, as applicable); or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BENE (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate acceptable to Borrower, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or the Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or the Agent as may be necessary for Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and the Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.02 (including by the payment of additional amounts pursuant to this Section 3.02), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 3.02, Section 3.01, Section 3.04 and Section 3.07 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 3.03 Eurodollar Deposits Unavailable or Interest Rate Unascertainable.

(a) In respect of any Eurodollar Loan, in the event that Agent shall have determined that for Eurodollar Loans, that Dollar deposits in the relevant amount for the relevant Interest Period for such Eurodollar Loan are not available to Agent in the applicable Eurodollar market, or that, by reason of circumstances affecting such market, adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate applicable to such Interest Period, as the case may be, Agent shall promptly give notice of such determination to Borrower and (i) any notice of a conversion of an existing Base Rate Loan to a Eurodollar Loan shall be deemed a notice to continue a Base Rate Loan, and (ii) Borrower shall be obligated either to prepay, or with respect to a Eurodollar Loan, to convert to a Base Rate Loan, any outstanding Eurodollar Loan on the last day of the then current Interest Period with respect thereto.

(b) If Agent determines (which determination shall be final and conclusive, absent manifest error) that either (i) (x) the circumstances set forth in Section 3.03(a) have arisen and are unlikely to be temporary, or (y) the circumstances set forth in Section 3.03(a) have not arisen but the applicable supervisor or administrator (if any) of the LIBOR Rate or a Governmental Authority having jurisdiction over Agent has made a public statement identifying the specific date after which the LIBOR Rate shall no longer be used for determining interest rates for loans (either such date, a “LIBOR Termination Date”), or (ii) a rate other than the LIBOR Rate has become a widely recognized benchmark rate for newly originated loans in Dollars in the U.S. market, then Agent may (in consultation with the Borrower) choose a replacement index for the LIBOR Rate and make adjustments to applicable margins and related amendments to this Agreement as referred to below such that, to the extent practicable, the all-in interest rate based on the replacement index will be substantially equivalent to the all-in LIBOR Rate-based interest rate in effect prior to its replacement. Agent and the Borrower shall enter into a mutually agreeable amendment to this Agreement to reflect the replacement index, the adjusted margins and such other related amendments as may be appropriate, in the reasonable discretion of Agent, for the implementation and administration of the replacement index-based rate, but no other substantive matters unless agreed to by Borrower, Agent and the requisite Lenders. Notwithstanding anything to the contrary in this Agreement or the other Loan Documents (including, without limitation, Section 10.03), such amendment shall become effective without any further action or consent of any other party to this Agreement at 5:00 p.m. Cleveland, Ohio time on the tenth (10th) Business Day after the date a draft of the amendment is provided to the Lenders, unless Agent receives, on or before such tenth (10th) Business Day, a written notice from the Required Lenders stating that such Lenders object to such amendment. Selection of the replacement index, adjustments to the applicable margins, and amendments to this Agreement (i) will be determined with due consideration to the then-current market practices for determining and implementing a rate of interest for newly originated loans in the United States and loans converted from a LIBOR Rate-based rate to a replacement index-based rate, and (ii) may also reflect adjustments to account for (x) the effects of the transition from the LIBOR Rate to the replacement index and (y) yield- or risk-based differences between the LIBOR Rate and the replacement index. Until an amendment reflecting a new replacement index in accordance with this Section 3.03(b) is effective, each advance, conversion and renewal of an Eurodollar Loan will continue to bear interest with reference to the LIBOR Rate; provided however, that if Agent determines (which determination shall be final and conclusive, absent manifest error) that a LIBOR Termination Date has occurred, then following the LIBOR Termination Date, all Eurodollar Loans shall automatically be converted to the Base Rate Loans until such time as an amendment reflecting a replacement index and related matters as described above is implemented. Notwithstanding anything to the contrary contained herein, if at any time the replacement index is less than zero, at such times, such index shall be deemed to be zero for purposes of this Agreement.

Section 3.04 Indemnity. Without prejudice to any other provisions of this Article III, Borrower hereby agrees to indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of any default by Borrower in payment when due of any amount hereunder in respect of any Eurodollar Loan, including, but not limited to, any loss of profit, premium or penalty incurred by such Lender in respect of funds borrowed by it for the purpose of making or maintaining such Eurodollar Loan, as determined by such Lender in the exercise of its sole but reasonable discretion. A certificate as to any such loss or expense shall be promptly submitted by such Lender to Borrower and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof.

Section 3.05 Changes in Law Rendering Eurodollar Loans Unlawful. If at any time any Change in Law shall make it unlawful for any Lender to fund any Eurodollar Loan that it is committed to make hereunder, the commitment of such Lender to fund such Eurodollar Loan shall, upon the happening of such event, forthwith be suspended for the duration of such illegality, and such Lender shall by written notice to Borrower and Agent declare that its commitment with respect to such Eurodollar Loan has been so suspended and, if and when such illegality ceases to exist, such suspension shall cease and such Lender shall similarly notify Borrower and Agent. If any such change shall make it unlawful for any Lender to continue in effect the funding in the applicable Eurodollar market of any Eurodollar Loan previously made by it hereunder, such Lender shall, upon the happening of such event, notify Borrower, Agent and the other Lenders thereof in writing stating the reasons therefor, and Borrower shall, on the earlier of (a) the last day of the then current Interest Period or (b) if required by such law, regulation or interpretation, on such date as shall be specified in such notice, either convert such Eurodollar Loan (if a Eurodollar Loan) to a Base Rate Loan or prepay such Eurodollar Loan to the Lenders in full. Any such prepayment or conversion shall be subject to the prepayment fees described in Section 2.04 hereof.

Section 3.06 Funding. Each Lender may, but shall not be required to, make Eurodollar Loans hereunder with funds obtained outside the United States or such Loans may be made through a branch or affiliate of any Lender.

Section 3.07 Capital Adequacy. If any Lender shall have determined, after the Effective Date, that a Change in Law affecting such Lender or any lending office of such Lender, if any, regarding capital adequacy or liquidity requirements (whether or not having the force of law), has or will have the effect of reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such Change in Law (taking into consideration such Lender’s policies or the policies of its holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within fifteen (15) days after demand by such Lender (made within one hundred eighty (180) days of such Lender becoming aware of the reason giving rise to such demand), with a copy to Agent, Borrower shall pay to such Lender such additional amount or amounts as shall compensate such Lender for such reduction. Each Lender shall designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate of any Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods. Failure on the part of any Lender to demand compensation for any reduction in return on capital with respect to any period shall not constitute a waiver of such Lender’s rights to demand compensation for any reduction in return on capital in such period or in any other period. The protection of this Section 3.07 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the law, regulation or other condition that shall have been imposed.

Section 3.08 Application of Provisions. Notwithstanding anything in this Agreement to the contrary, no Lender shall demand compensation for any reduction referred to in Section 3.01, Section 3.02, Section 3.03 or Section 3.07 hereof if it shall not at the time be the general policy or practice of such Lender to demand such compensation, payment or reimbursement in similar circumstances under comparable provisions of other credit or loan agreements.

Section 3.09 Replacement of Lenders. If any Lender requests compensation under Section 3.01 or Section 3.07, or if Borrower is required to pay any Indemnified Taxes or pay additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.02 or if any Lender is a Non-Consenting Lender or if any Lender is a Defaulting Lender, then Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.10), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.01, Section 3.07 or Section 3.02) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) Borrower shall have paid to the Agent the assignment fee (if any) specified in Section 10.10;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.04) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 3.01, Section 3.07 or payments required to be made pursuant to Section 3.02, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with applicable law; and

(v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender or a Defaulting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.01 Conditions to Effective Date. The effectiveness of this Agreement is subject to Borrower satisfying each of the following conditions on or before the Effective Date, each in form and substance reasonably satisfactory to Agent:

(a) Loan Documents. Borrower shall have executed and delivered to (i) Agent, this Agreement, and each of the Loan Documents, and (ii) each Lender, its Notes.

(b) Officer’s Certificate, Resolutions, Organizational Documents. Borrower shall have delivered to Agent and each Lender an officer’s certificate certifying the names of the officers of Borrower authorized to sign the Loan Documents, together with the true signatures of such officers and certified copies of (a) the resolutions of the board of directors of Borrower evidencing authorization of the transactions contemplated by the Loan Documents, and (b) the Organizational Documents of Borrower.

(c) Legal Opinion. Borrower shall have delivered to Agent an opinion of counsel for Borrower dated the Effective Date.

(d) Good Standing Certificate. Borrower shall have delivered to Agent a good standing certificate, issued on or about the Effective Date by the Secretary of State of Ohio.

(e) Fee Letter; Legal Fees. Borrower shall have (a) paid to PNC Capital Markets, for its sole benefit, the fees described in the Effective Date Fee Letter and complied in all respects with the terms of the Effective Date Fee Letter, and (b) paid all legal fees and expenses of Agent and PNC Capital Markets in connection with the preparation and negotiation of the Loan Documents incurred through the Effective Date.

(f) Effective Date Certificate. Borrower shall have delivered to Agent and the Lenders a certificate from an Authorized Officer of Borrower certifying that:

(i) no Default or Event of Default exists as of the Effective Date;

(ii) each of the representations and warranties contained in Article VI hereof and in the other Loan Documents are true and correct as of the Effective Date in all material respects (except such representations and warranties that are qualified by materiality, which shall be true and correct in all respects) (except to the extent that any such representations and warranties relates to an earlier date or period, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date or period (except such representations and warranties that are qualified by materiality, which shall be true and correct in all respects on and as of such earlier date or period));

(iii) all regulatory approvals and licenses from Governmental Authorities necessary for the consummation of the Transactions on the Effective Date have been completed and there is an absence of any legal or regulatory prohibitions or restrictions from Governmental Authorities with respect thereto;

(iv) no legal or regulatory prohibitions shall exist which prevent the consummation of the Transactions on the Effective Date; and

(v) there are no material actions, suits, investigations or proceedings pending or, to the knowledge of Borrower, threatened in writing, in any court or before any arbitrator that could reasonably be expected to have a material adverse effect on (1) the ability of Borrower to comply with its obligations under the Loan Documents; or (2) the consummation of the Transactions on the Effective Date.

(g) Solvency. Borrower shall have delivered to Agent and the Lenders a Solvency Certificate (after giving pro forma effect to the Transactions to occur on the Effective Date).

(h) No Event of Default; Representations and Warranties. (i) No Default or Event of Default exists as of the Effective Date and (ii) each of the representations and warranties contained in Article VI hereof and in the other Loan Documents are true and correct as of the Effective Date in all material respects (except such representations and warranties that are qualified by materiality, which shall be true and correct in all respects) (except to the extent that any such representations and warranties relates to an earlier date or period, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date or period (except such representations and warranties that are qualified by materiality, which shall be true and correct in all respects on and as of such earlier date or period)).

(i) USA Patriot Act and Know Your Customer. The Borrower and each of the other Loan Parties shall have provided to the Agent and the Lenders an executed Certificate of Beneficial Ownership (if applicable) at least five days prior to the Effective Date and such other documentation and other information requested by the Agent or any Lender in order to comply with requirements of the USA Patriot Act, applicable “know your customer” and anti-money laundering rules and regulations.

Without limiting the generality of Article IX, for purposes of determining satisfaction of the conditions specified in this Section, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

ARTICLE V

COVENANTS

Borrower agrees that, from and after the Effective Date until all of the Debt shall have been paid in full, Borrower shall perform and observe, and shall cause each other Company to perform and observe, each of the following provisions:

Section 5.01 Financial Statements. Borrower covenants that it will deliver to each Lender:

(a) within forty-five (45) days after the end of each of the first three (3) quarter-annual periods of each fiscal year of Borrower, balance sheets of Borrower as of the end of such period and statements of income (loss), stockholders’ equity and cash flow for the quarter and fiscal year to date periods, all prepared on a Consolidated basis, in accordance with GAAP and in form and detail satisfactory to the Required Lenders and certified by a Financial Officer of Borrower;

(b) within ninety (90) days after the end of each fiscal year of Borrower, (i) an annual audit report of Borrower for that year prepared on a Consolidated and consolidating (but only as to Borrower and its Subsidiaries) basis, in accordance with GAAP, and in form and detail satisfactory to the Required Lenders and certified by an independent public accountant satisfactory to the Required Lenders, which report shall include balance sheets and statements of income (loss), stockholders’ equity and cash-flow for that period, provided that delivery of Borrower’s annual report for any fiscal year of Borrower on Form 10-K as filed with the SEC shall satisfy the requirements of this subpart (b)(i), and (ii) a certificate by such accountant setting forth the Defaults and Events of Default coming to its attention during the course of its audit or, if none, a statement to that effect;

(c) concurrently with the delivery of the financial statements in (a) and (b) above, a Compliance Certificate;

(d) as soon as available, copies of all notices, reports, definitive proxy statements and other documents that are publicly available and sent by Borrower to its shareholders, to the holders of any of its debentures or bonds or the trustee of any indenture securing the same or pursuant to which they are issued, or sent by Borrower (in final form) to any securities exchange or over the counter authority or system, or to the SEC or any similar federal agency having regulatory jurisdiction over the issuance of Borrower’s securities; provided that publication of any of the foregoing items with the SEC shall satisfy the requirements of this subpart (d);

(e) within ten (10) days after receipt thereof by Borrower or any Subsidiary thereof, copies of all material notices, requests and other documents (including amendments, waivers and other modifications) so received under or pursuant to any Closing Date Acquisition Document; and

(f) within ten (10) days of the written request of Agent or any Lender (with such request being made through Agent), such other information about the financial condition, properties and operations of any Company as Agent may from time to time reasonably request (but subject to any applicable law and, upon request of Borrower, subject to customary confidentiality provisions), which information shall be submitted in form and detail satisfactory to Agent and certified by a Financial Officer of the Company or Companies in question.

Documents required to be delivered pursuant to Section 5.01(a) or (b) (to the extent that any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Borrower posts such documents, or provides a link thereto on Borrower’s website on the Internet at the website address; or (ii) on which such documents are posted on Borrower’s behalf on an Internet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that: (i) Borrower shall deliver paper copies of such documents to the Agent or any Lender that requests Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Agent or such Lender and (ii) Borrower shall notify the Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents.

Section 5.02 Franchises. Borrower will and shall cause each of its Subsidiaries to preserve and maintain at all times its existence, rights and franchises, except as otherwise permitted pursuant to Section 5.07 hereof; provided that Borrower shall not be required to preserve or maintain such rights or franchises where the failure to do so will not have a Material Adverse Effect.

Section 5.03 ERISA Compliance. None of Borrower or its Subsidiaries shall incur any material accumulated funding deficiency within the meaning of ERISA, or any material liability to the PBGC, established thereunder in connection with any ERISA Plan. Borrower shall promptly notify each Agent of any material taxes assessed, proposed to be assessed or that Borrower has reason to believe may be assessed against Borrower or any of its Subsidiaries by the Internal Revenue Service with respect to any ERISA Plan. As used in this Section “material” means the measure of a matter of significance that shall be determined as being an amount equal to five percent (5%) of the Consolidated Total Assets of Borrower.

Section 5.04 Financial Covenants.

(a) Leverage Ratio. Borrower covenants that it shall not suffer or permit the Leverage Ratio to exceed (i) during any Leverage Ratio Step-Up Period, 4.00 to 1.00 and (ii) at all other times, 3.75 to 1.00.

(b) Interest Coverage Ratio. Borrower covenants that it shall not suffer or permit the Interest Coverage Ratio to be less than 2.50 to 1.00.

Section 5.05 Indebtedness. Borrower covenants that it will not and shall not permit any of its Subsidiaries to create, incur or have outstanding any Priority Indebtedness in an amount in excess of twenty percent (20%) of Consolidated Total Assets.

Section 5.06 Liens. Borrower covenants and warrants that it will not, and will not permit any Subsidiary to create, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired; provided that this Section 5.06 shall not apply to the following:

(a) Liens for taxes not yet due or that are being actively contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;

(b) other statutory Liens incidental to the conduct of its business or the ownership of its property and assets that (a) were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and (b) do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

(c) easements or other minor defects or irregularities in title of real property not interfering in any material respect with the use of such property in the business of Borrower or any of its Subsidiaries;

(d) any Lien granted to Agent, for the benefit of the Lenders;

(e) Liens on fixed assets securing the loans or capital leases provided that such Lien only attaches to the property being acquired or leased plus any such Liens existing on the date hereof;

(f) Liens on the Receivables Related Assets in connection with the Permitted Receivables Facility securing the obligations under the Permitted Receivables Facility; and

(g) any other Liens, to the extent not otherwise permitted pursuant to clauses (a) through (f) hereof, so long as the aggregate then outstanding amount of Priority Indebtedness does not exceed at any time, for Borrower and all Subsidiaries, an amount equal to twenty percent (20%) of Consolidated Total Assets.

Section 5.07 Merger and Sale of Assets. Borrower covenants that it will not, and will not permit any Subsidiary to, merge or consolidate with any other Person, or sell, lease or transfer or otherwise dispose of any assets (including by means of statutory division) to any Person other than in the ordinary course of business, except that, if no Default or Event of Default shall then exist or immediately thereafter shall begin to exist:

(a) any Subsidiary (other than the Receivables Subsidiary) may merge with Borrower (provided that Borrower shall be the continuing or surviving Person), or (b) any other Subsidiary (other than the Receivables Subsidiary);

(b) Borrower may sell, lease, transfer or otherwise dispose of any of its assets (including by means of statutory division) to any Subsidiary (other than the Receivables Subsidiary) and any Subsidiary (other than the Receivables Subsidiary) may sell, lease, transfer or otherwise dispose of any of its assets (including by means of statutory division) to (a) Borrower, or (b) any Subsidiary (other than the Receivables Subsidiary);

(c) in addition to any sale, lease, transfer, statutory division or other disposition permitted pursuant to clauses (a) and (b) above, Borrower and any Subsidiary may sell accounts receivables and related rights to the Receivables Subsidiary in connection with the Permitted Receivables Facility;

(d) any merger or consolidation that constitutes an Acquisition consummated by Borrower or any Subsidiary (other than the Receivables Subsidiary); provided that (i) if such Acquisition is a merger or consolidation with Borrower, Borrower shall be the surviving entity and if such Acquisition is a merger or consolidation with a Subsidiary, then the surviving entity shall be a Subsidiary on the consummation thereof; (ii) the Board of Directors (or equivalent governing body) of the Person acquired shall have approved such Acquisition; and (iii) no Default or Event of Default shall then exist or immediately thereafter shall begin to exist; and

(e) in addition to any sale, lease, transfer, statutory division or other disposition permitted pursuant to clauses (a) through (d) above, Borrower or any Subsidiary (other than the Receivables Subsidiary) may sell, lease, transfer or otherwise dispose of any of its assets (including by means of statutory division) to any Person so long as the aggregate amount of all such assets sold, leased, transferred, divided or otherwise disposed of by Borrower and all of its Subsidiaries does not exceed an amount equal to eleven percent (11.0%) of Consolidated Total Assets during any two consecutive fiscal years of Borrower.

Section 5.08 Regulations U and X. No Company shall take any actions that would result in any non-compliance of the Loans with Regulations U and X, or any other applicable regulation, of the Board of Governors of the Federal Reserve System.

Section 5.09 Notice. Borrower covenants that it will promptly notify the Agent and the Lenders whenever, to the knowledge of a Financial Officer (a) any Default or Event of Default has occurred or is likely to occur hereunder, or (b) any default, or event with which the passage of time or the giving of notice, or both, would cause a default, shall have occurred under any Material Indebtedness Agreement.

Section 5.10 Reserved.

Section 5.11 Guaranties of Payment; Guaranty Under Material Indebtedness Agreement. Borrower covenants that it will not permit any Subsidiary to become a Guarantor in respect of any Indebtedness under a Material Indebtedness Agreement unless, prior to or concurrently therewith (i) Borrower shall have caused each such Subsidiary to execute and deliver to the Agent and the Lenders a Guaranty of Payment, in form and substance substantially similar to form of guaranty furnished under such Material Indebtedness Agreement and otherwise completed in a manner satisfactory to the Agent, accompanied by a certificate of the Secretary or Assistant Secretary of such Subsidiary certifying such Subsidiary’s charter and by-laws (or comparable governing documents), resolutions of the board of directors (or comparable governing body) of such Subsidiary authorizing the execution and delivery of such Guaranty of Payment and incumbency and specimen signatures of the officers of such Subsidiary executing such documents and (ii) if any holder of any Indebtedness under the Material Indebtedness Agreement shall be or become a party to an intercreditor agreement with any other holder of any Indebtedness under any other Material Indebtedness Agreement, then all holders of Indebtedness under any other Material Indebtedness Agreement with respect to which any Subsidiary is a Guarantor shall enter into an intercreditor agreement in form and substance customary and appropriate for such agreement and otherwise reasonably satisfactory to the Agent.

Section 5.12 Pari Passu Ranking. Borrower covenants that its obligations under this Agreement shall, and that it will, and will cause each Subsidiary to, take all necessary action to ensure that the obligations of Borrower under this Agreement shall, at all times rank at least pari passu in right of payment (to the fullest extent permitted by law) with all other senior unsecured Indebtedness of Borrower and its Subsidiaries.

Section 5.13 Terrorism Sanctions Regulations and Compliance with Laws. Borrower covenants that it will not, and will not permit any Subsidiary to, (i) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (ii) be in violation of any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list, Executive Order No. 13224 or the USA Patriot Act) that prohibits or limits the conduct of business with or the receiving of funds, goods or services to or for the benefit of certain Persons specified therein or that prohibits or limits any Lender from making Loans hereunder to Borrower or from otherwise conducting business with Borrower or any Subsidiaries. Borrower covenants that it will maintain in effect and enforce policies and procedures designed to ensure compliance by Borrower, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanctions.

Section 5.14 Beneficial Ownership. Borrower covenants to provide to the Agent and the Lenders (a) confirmation of the accuracy of the information set forth in the most recent Certificate of Beneficial Ownership provided to the Agent and the Lenders, (ii) a new Certificate of Beneficial Ownership with respect to Borrower, when the individual(s) to be identified as a beneficial owner have changed, and (iii) such other information and documentation as may reasonably be requested by the Agent or any Lender from time to time for purposes of compliance by the Agent or such Lender with applicable laws (including without limitation the USA Patriot Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by the Agent or such Lender to comply therewith.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Borrower solely as to itself and, to the extent set forth below, on behalf of each of its Subsidiaries represents and warrants that the statements set forth in this Article VI are true, correct and complete.

Section 6.01 Organization; Subsidiary Preferred Equity.

(a) Borrower is a corporation duly organized and existing in good standing under the laws of the State of Ohio, and each Subsidiary is duly organized and existing in good standing under the laws of the jurisdiction in which it is organized.

(b) Borrower and each of its Subsidiaries have duly qualified or been duly licensed, and are authorized to do business and are in good standing, in each jurisdiction in which the ownership of their respective properties or the nature of their respective businesses makes such qualification or licensing necessary and in which the failure to be so qualified or licensed could be reasonably likely to have a Material Adverse Effect. No Subsidiary has any outstanding shares of any class of capital stock or other equity interests which has priority over any other class of capital stock or other equity interests of such Subsidiary as to dividends or distributions or in liquidation except as may be owned beneficially and of record by Borrower or a Wholly-Owned Subsidiary. Each Subsidiary’s legal name and its state or jurisdiction of organization has been set forth in Borrower’s most recent annual report on Form 10-K (excluding for any Subsidiary organized or no longer in existence since the date thereof). As of the date of this Agreement, no Subsidiary is a Guarantor with respect to any Indebtedness under any Material Indebtedness Agreement.

Section 6.02 Power and Authority.

(a) Borrower and each Subsidiary has all requisite corporate, limited liability company or partnership, as the case may be, power to own or hold under lease and operate their respective properties which it purports to own or hold under lease and to conduct its business as currently conducted and as currently proposed to be conducted.

(b) Borrower has all requisite corporate power to execute, deliver and perform its obligations under this Agreement and other Loan Documents. The execution, delivery and performance of this Agreement and the other Loan Documents has been duly authorized by all requisite corporate action, and this Agreement and the other Loan Documents have been duly executed and delivered by authorized officers of Borrower and are valid obligations of Borrower, legally binding upon and enforceable against Borrower in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c) The execution, delivery and performance of the Loan Documents will not violate any applicable law, conflict with or result in any breach in any of the provisions of, or constitute a default under, or result in the creation of any Lien (other than Liens permitted under Section 5.06 hereof) upon any assets or property of any Company under the provisions of such Company’s Organizational Documents or any agreement.

Section 6.03 Compliance with Laws. Each Company:

(a) is in compliance with all federal, state, local, or foreign applicable statutes, rules, regulations, and orders including, without limitation, those relating to environmental protection, occupational safety and health, and equal employment practices, except where the failure to do so would not have a Material Adverse Effect; and

(b) is not in violation of or in default under any agreement to which it is a party or by which its assets are subject or bound, except to the extent that any such violation or default would not have a Material Adverse Effect.

Section 6.04 Litigation and Administrative Proceedings. There are (a) no lawsuits, actions, investigations, or other proceedings pending or, to any Company’s knowledge, threatened in writing against any Company, or in respect of which any Company is reasonably likely to have any liability, in any court or before any governmental authority, arbitration board, or other tribunal, as to any of which, individually or in the aggregate, if determined adversely, would have a Material Adverse Effect, and (b) no orders, writs, injunctions, judgments, or decrees of any court or government agency or instrumentality to which any Company is a party or by which the property or assets of any Company are bound, as to any of which, individually or in the aggregate, would have a Material Adverse Effect.

Section 6.05 Tax Returns. All foreign, federal, state and local tax returns and other reports required by law to be filed in respect of the income, business, properties and employees of each Company have been filed and all taxes, assessments, fees and other governmental charges that are due and payable have been paid, except as otherwise permitted herein or the failure to do so does not and will not cause or result in a Material Adverse Effect.

Section 6.06 Employee Benefit Plans. No ERISA Event has occurred or is expected to occur with respect to an ERISA Plan. Full payment has been made of all amounts which a Controlled Group member is required, under applicable law or under the governing documents, to have been paid as a contribution to or a benefit under each ERISA Plan. The liability of each Controlled Group member with respect to each ERISA Plan has been fully funded based upon reasonable and proper actuarial assumptions, has been fully insured, or has been fully reserved for on its financial statements. With respect to each ERISA Plan that is intended to be qualified under Code Section 401(a): (a) the ERISA Plan and any associated trust operationally comply with the applicable requirements of Code Section 401(a), (b) the ERISA Plan and any associated trust have been amended to comply with all such requirements as currently in effect, other than those requirements for which a retroactive amendment can be made within the “remedial amendment period” available under Code Section 401(b) (as extended under Treasury Regulations and other Treasury pronouncements upon which taxpayers may rely), (c) the ERISA Plan and any associated trust have received a favorable determination letter from the Internal Revenue Service stating that the ERISA Plan qualifies under Code Section 401(a), that the associated trust qualifies under Code Section 501(a) and, if applicable, that any cash or deferred arrangement under the ERISA Plan qualifies under Code Section 401(k), unless the ERISA Plan was first adopted at a time for which the above-described “remedial amendment period” has not yet expired, (d) the ERISA Plan currently satisfies the requirements of Code Section 410(b), without regard to any retroactive amendment that may be made within the above-described “remedial amendment period”, and (e) no contribution made to the ERISA Plan is subject to an excise tax under Code Section 4972.

Section 6.07 Solvency. Borrower has received consideration that is the reasonable equivalent value of the obligations and liabilities that Borrower has incurred to the Lenders. Borrower is not insolvent as defined in any applicable state or federal statute, nor will Borrower be rendered insolvent by the execution and delivery of the Loan Documents to Agent and the Lenders. Borrower is not engaged or about to engage in any business or transaction for which the assets retained by it are or will constitute unreasonably small capital, taking into consideration the obligations to Agent and the Lenders incurred hereunder. Borrower does not intend to, nor does it believe that it will, incur debts beyond its ability to pay such debts as they mature.

Section 6.08 Financial Statements. The Consolidated financial statements of Borrower for the fiscal years most recently ended and the fiscal quarters most recently ended that are available to the Agent and the Lenders, are true and complete, have been prepared in accordance with GAAP, and fairly present the financial condition of the Companies as of the dates of such financial statements and the results of their operations for the periods then ending.

Section 6.09 Regulations. Borrower is not engaged principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock” (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States of America). Neither the granting of any Loan (or any conversion thereof) nor the use of the proceeds of any Loan will violate, or be inconsistent with, the provisions of Regulation U or X or any other Regulation of such Board of Governors.

Section 6.10 Investment Company; Holding Company. No Company is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (b) subject to regulation under the Public Utility Holding Company Act of 2005, the Federal Power Act, each as amended, or any foreign, federal, state or local statute or regulation limiting its ability to incur Indebtedness.

Section 6.11 Accurate and Complete Statements. Neither the Loan Documents nor any written statement made by any Company in connection with any of the Loan Documents contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or in the Loan Documents not materially misleading.

Section 6.12 Defaults. No Default or Event of Default exists hereunder, nor will any begin to exist (including, without limitation, after giving effect to the Transactions).

Section 6.13 Anti-Terrorism Law and Anti-Corruption Law Compliance. No Company is subject to or in violation of any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list, Executive Order No. 13224 or the USA Patriot Act) that prohibits or limits the conduct of business with or the receiving of funds, goods or services to or for the benefit of certain Persons specified therein or that prohibits or limits any Lender from making any advance or extension of credit to any Company or from otherwise conducting business with any Company. Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by Borrower, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanctions, and Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of Borrower, its directors, officers, employees, agents, affiliate or representative thereof, are in compliance with applicable Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in Borrower being designated as a Sanctioned Person. None of (a) Borrower, any Subsidiary or to the knowledge of Borrower or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of Borrower, any agent of Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Company is located, organized or resident in a Sanctioned Country. No borrowing, use of proceeds or other transaction contemplated by this Agreement will violate any applicable Anti-Corruption Law or applicable Sanctions.

Section 6.14 EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

Section 6.15 Pari Passu Ranking. Obligations of the Borrower rank at least pari passu in right of payment (to the fullest extent permitted by law) with all other senior unsecured Indebtedness of Borrower and its Subsidiaries.

Section 6.16 Beneficial Ownership Certificate. The Certificate of Beneficial Ownership executed and delivered to Agent and the Lenders for each Borrower on or prior to the Effective Date (if any), as updated from time to time in accordance with this Agreement, is accurate, complete and correct in all respects as of the Effective Date and as of the date any such update is delivered. Each Borrower acknowledges and agrees that the Certificate of Beneficial Ownership is a Loan Document.

Section 6.17 Use of Proceeds. Borrower used the proceeds of the Loans on the Closing Date for funding of the Closing Date Acquisition. Borrower did not request any borrowing for a Loan, and Borrower did not use, and did not procure its Subsidiaries or its or their respective directors, officers, employees and agents to use, the proceeds of any Loan (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would have resulted in the violation of any Sanctions applicable to any party hereto.

ARTICLE VII

EVENTS OF DEFAULT

Each of the following shall constitute an Event of Default hereunder:

Section 7.01 Payments. If (a) the principal of any Loan shall not be paid in full punctually when due and payable, or (b) the interest on any Loan or any facility or other fee shall not be paid in full punctually when due and payable or within five (5) Business Days thereafter.

Section 7.02 Special Covenants. If any Company or Obligor shall fail or omit to perform and observe Section 5.04, Section 5.05, Section 5.06, Section 5.07, Section 5.13 or Section 5.14.

Section 7.03 Other Covenants. If any Company or Obligor shall fail or omit to perform and observe any agreement or other provision (other than those referred to in Section 7.01 or Section 7.02 hereof) contained or referred to in this Agreement or any Related Writing that is on such Company’s or Obligor’s part, as the case may be, to be complied with, and that Default shall not have been fully corrected within thirty (30) days after the giving of written notice thereof to Borrower by Agent or any Lender that the specified Default is to be remedied.

Section 7.04 Representations and Warranties. If any representation, warranty or statement made in or pursuant to this Agreement or any Related Writing or any other material information furnished by any Company or any Obligor to the Agent or the Lenders shall be false or erroneous.

Section 7.05 Cross Default. If any Company or Obligor shall default in the payment in an amount in excess of Three Million Five Hundred Thousand Dollars ($3,500,000) of principal, interest or fees due and owing upon any other obligation for borrowed money (other than any of the Debt) in excess, for all such obligations for all such Companies and Obligors, of the greater of (i) Fifty Million Dollars ($50,000,000) and (ii) an amount equal to three percent (3%) of Consolidated Total Assets beyond any period of grace provided with respect thereto, or in the performance or observance of any other agreement, term or condition contained in any agreement under which such obligation is created beyond any period of grace provided with respect thereto, if the effect of such default is to allow the acceleration of the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity.

Section 7.06 ERISA Default. The occurrence of one or more ERISA Events that (a) the Required Lenders determine could have a Material Adverse Effect, or (b) results in a Lien on any of the assets of any Company in excess of the greater of (i) Fifty Million Dollars ($50,000,000) and (ii) an amount equal to three percent (3%) of Consolidated Total Assets.

Section 7.07 Change Of Control. If any Change of Control shall occur.

Section 7.08 Money Judgment. A final judgment or order for the payment of money shall be rendered against any Company or Obligor by a court of competent jurisdiction, that remains unpaid or unstayed and undischarged for a period (during which execution shall not be effectively stayed) of thirty (30) days after the date on which the right to appeal has expired, provided that the aggregate of all such judgments for all such Companies and Obligors shall exceed the greater of (i) Fifty Million Dollars ($50,000,000) and (ii) an amount equal to three percent (3%) of Consolidated Total Assets.

Section 7.09 Validity of Loan Documents. (a) Any material provision, in the reasonable opinion of Agent, of any Loan Document shall at any time for any reason cease to be valid and binding and enforceable against Borrower or any Company; (b) the validity, binding effect or enforceability of any material provision of any Loan Document against Borrower or any Company shall be contested by such Company or any other Obligor; (c) Borrower or any Guarantor of Payment shall deny that it has any or further liability or obligation thereunder; or (d) any material provision of any Loan Document shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or in any way cease to give or provide to Agent and the Lenders the benefits purported to be created thereby.

Section 7.10 Insolvency. If Borrower or any Subsidiary (other than any Subsidiary that individually, or in the aggregate when combined with all other Subsidiaries excluded from this Section 7.10 by operation of this parenthetical, has assets less than or equal to the greater of (i) Fifty Million Dollars ($50,000,000) and (ii) an amount equal to three percent (3%) of Consolidated Total Assets) shall (a) except as permitted pursuant to Section 5.07 hereof, discontinue business, (b) generally not pay its debts as such debts become due, (c) make a general assignment for the benefit of creditors, (d) apply for or consent to the appointment of a receiver, a custodian, a trustee, an interim trustee or liquidator of all or a substantial part of its assets, (e) be adjudicated a debtor or have entered against it an order for relief under Title 11 of the Code, as the same may be amended from time to time, (f) file a voluntary petition in bankruptcy, or have an involuntary proceeding filed against it and the same shall continue undismissed for a period of thirty (30) days from commencement of such proceeding or case, or file a petition or an answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal or state (or the foreign equivalent)) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal or state (or the foreign equivalent)) relating to relief of debtors, (g) suffer or permit to continue unstayed and in effect for thirty (30) consecutive days any judgment, decree or order entered by a court of competent jurisdiction, that approves a petition seeking its reorganization or appoints a receiver, custodian, trustee, interim trustee or liquidator of all or a substantial part of its assets, or (h) take, or omit to take, any action in order thereby to effect any of the foregoing.

ARTICLE VIII

REMEDIES UPON DEFAULT

Notwithstanding any contrary provision or implication herein or elsewhere:

Section 8.01 Optional Defaults. If any Event of Default referred to in Section 7.01, Section 7.02, Section 7.03, Section 7.04, Section 7.05, Section 7.06, Section 7.07, Section 7.08 or Section 7.09 hereof shall occur, Agent may, with the consent of the Required Lenders, and shall, at the request of the Required Lenders, give written notice to Borrower, to accelerate the maturity of all of the Debt (if the Debt is not already due and payable), whereupon all of the Debt shall become and thereafter be immediately due and payable in full without any presentment or demand and without any further or other notice of any kind, all of which are hereby waived by Borrower.

Section 8.02 Automatic Defaults. If any Event of Default referred to in Section 7.10 hereof shall occur the principal, interest and any other amounts then outstanding on all of the Notes, and all of the other Debt, shall thereupon become and thereafter be immediately due and payable in full (if the Debt is not already due and payable), all without any presentment, demand or notice of any kind, which are hereby waived by Borrower.

Section 8.03 Offsets. If there shall occur or exist any Event of Default referred to in Section 7.10 hereof or if the Debt is accelerated pursuant to Section 8.01 or Section 8.02 hereof, each Lender shall have the right at any time to set off against, and to appropriate and apply toward the payment of, any and all Debt then owing by Borrower to that Lender (including, without limitation, any participation purchased or to be purchased pursuant to Section 8.04 hereof), whether or not the same shall then have matured, any and all deposit balances and all other indebtedness then held or owing by that Lender to or for the credit or account of Borrower or any Guarantor of Payment, all without notice to or demand upon Borrower or any other Person, all such notices and demands being hereby expressly waived by Borrower and each Guarantor of Payment.

Section 8.04 Equalization Provision. Each Lender agrees with the other Lenders that if it, at any time, shall obtain any Advantage over the other Lenders or any thereof in respect of the Debt (except under Article III hereof), it shall purchase from the other Lenders, for cash and at par, such additional participation in the Debt as shall be necessary to nullify the Advantage. If any such Advantage resulting in the purchase of an additional participation as aforesaid shall be recovered in whole or in part from the Lender receiving the Advantage, each such purchase shall be rescinded, and the purchase price restored (but without interest unless the Lender receiving the Advantage is required to pay interest on the Advantage to the Person recovering the Advantage from such Lender) ratably to the extent of the recovery. Each Lender further agrees with the other Lenders that if it at any time shall receive any payment for or on behalf of Borrower on any indebtedness owing by Borrower to that Lender by reason of offset of any deposit or other indebtedness, it will apply such payment first to any and all Debt owing by Borrower to that Lender (including, without limitation, any participation purchased or to be purchased pursuant to this Section or any other Section of this Agreement). Borrower agrees that any Lender so purchasing a participation from the other Lenders or any thereof pursuant to this Section may exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender was a direct creditor of Borrower in the amount of participation.

ARTICLE IX

THE AGENT

The Lenders authorize PNC Bank, National Association and PNC Bank, National Association hereby agrees to act as agent for the Lenders in respect of this Agreement upon the terms and conditions set forth elsewhere in this Agreement, and upon the following terms and conditions:

Section 9.01 Appointment and Authorization. Each Lender hereby irrevocably appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers hereunder as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto. Neither Agent nor any of its Affiliates, directors, officers, attorneys or employees shall be liable for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct.

Section 9.02 Note Holders. Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with it, signed by such payee and in form satisfactory to Agent.

Section 9.03 Consultation With Counsel. Agent may consult with legal counsel selected by it and shall not be liable for any action taken or suffered in good faith by it in accordance with the opinion of such counsel.

Section 9.04 Documents. Agent shall not be under any duty to examine into or pass upon the validity, effectiveness, genuineness or value of any Loan Documents or any other Related Writing furnished pursuant hereto or in connection herewith or the value of any collateral obtained hereunder, and Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.

Section 9.05 Agent and Affiliates. With respect to the Loans, Agent, each Joint Lead Arranger, Documentation Agent and each Co-Syndication Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not Agent, a Joint Lead Arranger, Documentation Agent or a Co-Syndication Agent, as the case may be, and Agent, each Joint Lead Arranger, Documentation Agent and each Co-Syndication Agent and their respective Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Company or any Affiliate thereof.

Section 9.06 Knowledge of Default. It is expressly understood and agreed that Agent shall be entitled to assume that no Default or Event of Default has occurred (other than an Event of Default under Section 7.01 hereof), unless Agent has been notified by a Lender in writing that such Lender believes that a Default or Event of Default has occurred and is continuing and specifying the nature thereof or has been notified by Borrower pursuant to Section 5.09 hereof.

Section 9.07 Action By Agent. Subject to the other terms and conditions hereof, so long as Agent shall be entitled, pursuant to Section 9.06 hereof, to assume that no Default or Event of Default shall have occurred and be continuing, Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights that may be vested in it by, or with respect to taking or refraining from taking any action or actions that it may be able to take under or in respect of, this Agreement or the other Loan Documents. Agent shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything that it may do or refrain from doing in the reasonable exercise of its judgment, or that may seem to it to be necessary or desirable in the premises.

Section 9.08 Notices, Default, Etc. In the event that Agent shall have acquired actual knowledge of any Default or Event of Default, Agent shall promptly notify the Lenders and shall take such action and assert such rights under this Agreement as the Required Lenders shall direct and Agent shall promptly inform the other Lenders in writing of the action taken. Subject to the other terms and conditions hereof, Agent may take such action and assert such rights as it deems to be advisable, in its discretion, for the protection of the interests of the holders of the Notes.

Section 9.09 Indemnification of Agent. The Lenders agree to indemnify Agent (to the extent not reimbursed by Borrower) ratably, according to their respective Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against Agent in its agency capacity in any way relating to or arising out of this Agreement or any Loan Document or any action taken or omitted by it with respect to this Agreement or any Loan Document, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements resulting from Agent’s gross negligence, willful misconduct or from any action taken or omitted by it in any capacity other than as agent under this Agreement.

Section 9.10 Successor Agent. Agent may resign as agent hereunder by giving not fewer than thirty (30) days prior written notice to Borrower and the Lenders. If Agent shall resign under this Agreement, then either (a) the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders (with the consent of Borrower so long as a Default or an Event of Default has not occurred and which consent shall not be unreasonably withheld), or (b) if a successor agent shall not be so appointed and approved within the thirty (30) day period following Agent’s notice to the Lenders of its resignation, then Agent shall appoint a successor agent that shall serve as agent until such time as the Required Lenders appoint a successor agent. Upon its appointment, such successor agent shall succeed to the rights, powers and duties as agent, and the term “Agent” shall mean such successor effective upon its appointment, and the former agent’s rights, powers and duties as agent shall be terminated without any other or further act or deed on the part of such former agent or any of the parties to this Agreement.

Section 9.11 No Reliance on Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with Borrower, any other Company, their respective Affiliates or agents, the Loan Documents or the transactions hereunder: (a) any identity verification procedures, (b) any record keeping, (c) any comparisons with government lists, (d) any customer notices or (e) any other procedures required under the CIP Regulations or such other law.

Section 9.12 USA Patriot Act. Each Lender or assignee or participant of a Lender that is not organized under the laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (a) an Affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (b) subject to supervision by a banking authority regulating such Affiliated depository institution or foreign bank) shall deliver to Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (i) within 10 days after the Effective Date and (ii) at such other times as are required under the USA Patriot Act.

Section 9.13 Other Agents. No Bank (other than Agent) that is indicated as having an agency capacity (such as “Co-Syndication Agent”, “Documentation Agent” or other similar titles) shall have any duties or responsibilities hereunder in its capacity as such.

Section 9.14 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Agent and the Joint Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Agent and the Joint Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of Borrower or any other Loan Party, that:

(i) none of Agent or the Joint Lead Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Loans),

(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v) no fee or other compensation is being paid directly to the Agent or Joint Lead Arrangers or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.

(c) Agent and the Joint Lead Arrangers hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE X

MISCELLANEOUS

Section 10.01 Lenders’ Independent Investigation. Each Lender, by its signature to this Agreement, acknowledges and agrees that Agent has made no representation or warranty, express or implied, with respect to the creditworthiness, financial condition, or any other condition of any Company or with respect to the statements contained in any information memorandum furnished in connection herewith or in any other oral or written communication between Agent and such Lender. Each Lender represents that it has made and shall continue to make its own independent investigation of the creditworthiness, financial condition and affairs of the Companies in connection with the extension of credit hereunder, and agrees that Agent has no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than such notices as may be expressly required to be given by Agent to the Lenders hereunder), whether coming into its possession before the granting of the Loans hereunder or at any time or times thereafter.

Section 10.02 No Waiver; Cumulative Remedies. No omission or course of dealing on the part of Agent, any Lender or the holder of any Note in exercising any right, power or remedy hereunder or under any of the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or under any of the Loan Documents. The remedies herein provided are cumulative and in addition to any other rights, powers or privileges held by operation of law, by contract or otherwise.

Section 10.03 Amendments; Consents. No amendment, modification, termination, or waiver of any provision of any Loan Document nor consent to any variance therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Anything herein to the contrary notwithstanding, no such amendment, modification, termination, waiver or consent may be made with respect to (a) any increase in the Total Commitment Amount without the unanimous consent of all of the Lenders, (b) the extension of the March 2024 Term Loan Maturity Date, the March 2020 Term Loan Maturity Date or the September 2022 Term Loan Maturity Date, the payment date of interest or principal with respect thereto, or the payment date of fees or amounts payable hereunder or under any other Loan

Document in each case without the consent of each Lender directly affected thereby, (c) any reduction in the rate of interest on the Loans, or in any amount of principal or interest due on any Loan, or any reduction in the amount of fees hereunder or under any other Loan Document or any change in the manner of pro rata application of any payments made by Borrower to the Lenders hereunder in each case without the unanimous consent of all of the Lenders, (d) any change in any percentage voting requirement, voting rights, or the Required Lenders definition in this Agreement in each case without the unanimous consent of all of the Lenders, (e) the release of any Guarantor of Payment, if any, except in connection with a transaction permitted pursuant to Section 5.07 hereof, without the unanimous consent of all of the Lenders or (f) any amendment to this Section 10.03 or Section 8.04 hereof without the unanimous consent of all of the Lenders; provided that (i) no amendment, modification, termination, or waiver shall, unless in writing and signed by the Agent in addition to the Lenders required above, affect the rights or duties of the Agent under this Agreement or any other Loan Document and (ii) the Effective Date Fee Letter may be amended, modified or rights or privileges thereunder waived, in a writing executed only by the parties thereto. In addition, the Commitment of any Lender may not be increased without the prior written consent of such Lender (even if such Lender is a Defaulting Lender). Notice of amendments or consents ratified by the Lenders hereunder shall immediately be forwarded by Agent to all Lenders. Each Lender or other holder of a Note shall be bound by any amendment, waiver or consent obtained as authorized by this Section, regardless of its failure to agree thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that any waiver, amendment or modification requiring the consent of all Lenders that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

Section 10.04 Notices. All notices, requests, demands and other communications provided for hereunder shall be in writing and, if to Borrower, mailed or delivered to it, addressed to it at the address specified on the signature pages of this Agreement, if to a Lender, mailed or delivered to it, addressed to the address of such Lender specified on the signature pages of this Agreement, or, as to each party, at such other address as shall be designated by such party in a written notice to each of the other parties. All notices, statements, requests, demands and other communications provided for hereunder shall be given by overnight delivery or first class mail with postage prepaid by registered or certified mail, addressed as aforesaid, or sent by facsimile with telephonic confirmation of receipt, except that all notices hereunder shall not be effective until received.

Section 10.05 Costs, Expenses and Taxes. Borrower agrees to pay on demand all costs and expenses of Agent and PNC Capital Markets, including, but not limited to, (a) syndication, administration, travel and out-of-pocket expenses, including but not limited to attorneys’ fees and expenses, of Agent and PNC Capital Markets in connection with the preparation, negotiation and closing of the Loan Documents and the administration of the Loan Documents, the collection and disbursement of all funds hereunder and the other instruments and documents to be delivered hereunder, (b) extraordinary expenses of Agent in connection with the administration of the Loan Documents and the other instruments and documents to be delivered hereunder, and (c) the reasonable fees and out-of-pocket expenses of special counsel for Agent, with respect to the foregoing, and of local counsel, if any, who may be retained by said special counsel with respect thereto. Borrower also agrees to pay on demand all costs and expenses of Agent and the Lenders, including reasonable attorneys’ fees, in connection with the restructuring or enforcement of the Debt owing by Borrower, this Agreement or any Related Writing. In addition, Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution and delivery of the Loan Documents to which Borrower is a party, and the other instruments and documents to be delivered hereunder, and agrees to hold Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes or fees. All obligations provided for in this Section 10.05 shall survive any termination of this Agreement.

Section 10.06 Indemnification. Borrower agrees to defend, indemnify and hold harmless Agent and the Lenders (and their respective Related Parties) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against Agent or any Lender (or their respective Related Parties) in connection with any investigative, administrative or judicial proceeding (whether or not such Lender or Agent (or Related Party) shall be designated a party thereto) or any other claim by any Person relating to or arising out of any Loan Document or any actual or proposed use of proceeds of the Loans or any of the Debt, or any activities of any Company or any Obligor or any of their respective Affiliates; provided that no Lender nor Agent (or such Related Party) shall have the right to be indemnified under this Section for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. To the fullest extent permitted by applicable law, the Loan Parties shall not assert, and hereby waive, any claim against Agent and the Lenders (and their respective Related Parties), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) solely to the extent arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated directly hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. All obligations provided for in this Section 10.06 shall survive any termination of this Agreement.

Section 10.07 Obligations Several; No Fiduciary Obligations. The obligations of the Lenders hereunder are several and not joint. Nothing contained in this Agreement and no action taken by Agent or the Lenders pursuant hereto shall be deemed to constitute the Lenders a partnership, association, joint venture or other entity. No default by any Lender hereunder shall excuse the other Lenders from any obligation under this Agreement; but no Lender shall have or acquire any additional obligation of any kind by reason of such default. The relationship among Borrower (and the other Loan Parties) and the Lenders with respect to the Loan Documents and the Related Writings is and shall be solely that of debtor and creditors, respectively, and neither Agent nor any Lender shall have any fiduciary obligation toward Borrower (or the other Loan Parties) with respect to any such documents or the transactions contemplated thereby.

Section 10.08 Execution In Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts and by facsimile signature, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

Section 10.09 Binding Effect; Borrower’ Assignment. This Agreement shall become effective when it shall have been executed by Borrower, Agent and by each Lender and thereafter shall be binding upon and inure to the benefit of Borrower, Agent and each of the Lenders and their respective successors and assigns, except that Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of Agent and all of the Lenders.

Section 10.10 Assignments.

(a) Each Lender shall have the right, in accordance with the terms and conditions of this Section 10.10, at any time or times to assign to one or more commercial banks, finance companies, insurance companies or other financial institution or fund which, in each case, in the ordinary course of business extends credit of the type contemplated herein and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of ERISA (each an “Eligible Assignee”), without recourse, all or a percentage of all of such Lender’s Commitment, all Loans made by such Lender, such Lender’s Notes, and such Lender’s interest in any participation purchased pursuant to Section 8.04 hereof.

(b) No assignment may be consummated pursuant to this Section 10.10 without the prior written consent of Borrower and Agent (other than an assignment by any Lender to (i) another Lender or (ii) any Affiliate of such Lender which Affiliate is either wholly-owned by such Lender or is wholly-owned by a Person that wholly owns, either directly or indirectly, such Lender), which consent of Borrower and Agent shall not be unreasonably withheld; provided, however, that, Borrower’s consent shall not be required if, at the time of the proposed assignment, any Default or Event of Default shall then exist. Anything herein to the contrary notwithstanding, any Lender may at any time make a collateral assignment of all or any portion of its rights under the Loan Documents to a Federal Reserve Bank, and no such assignment shall release such assigning Lender from its obligations hereunder.

(c) Each assignment made pursuant to this Section 10.10 shall be in a minimum amount of the lesser of Five Million Dollars ($5,000,000) of the assignor’s Commitment and interest herein or the entire amount of the assignor’s Commitment and interest herein.

(d) Unless an assignment made pursuant to this Section 10.10 shall be to an Affiliate of the assignor or the assignment shall be due to merger of the assignor or for regulatory purposes, either the assignor or the assignee shall remit to Agent, for its own account, an administrative fee of Three Thousand Five Hundred Dollars ($3,500).

(e) Unless an assignment made pursuant to this Section 10.10 shall be due to merger of the assignor or a collateral assignment for regulatory purposes, the assignor shall (i) cause the assignee to execute and deliver to Borrower and Agent an Assignment Agreement and (ii) execute and deliver, or cause the assignee to execute and deliver, as the case may be, to Agent such additional amendments, assurances and other writings as Agent may reasonably require.

(f) If an assignment made pursuant to this 10.10 is to be made to an assignee that is organized under the laws of any jurisdiction other than the United States or any state thereof, the assignor Lender shall cause such assignee, at least five Business Days prior to the effective date of such assignment, (i) to represent to the assignor Lender (for the benefit of the assignor Lender, Agent and Borrower) that under applicable law and treaties no taxes will be required to be withheld by Agent, Borrower or the assignor with respect to any payments to be made to such assignee in respect of the Loans hereunder, (ii) to furnish to the assignor (and, in the case of any assignee registered in the Register (as defined below), Agent and Borrower) either (A) U.S. Internal Revenue Service Form W-8ECI or U.S. Internal Revenue Service Form W-8BENE (or W-8BEN, as applicable) or (B) United States Internal Revenue Service Forms W-8 or W-9, as applicable (wherein such assignee claims entitlement to complete exemption from U.S. federal withholding tax on all interest payments hereunder), and (iii) to agree (for the benefit of the assignor, Agent and Borrower) to provide the assignor Lender (and, in the case of any assignee registered in the Register, Agent and Borrower) a new Form W-8ECI or Form W-8BENE (or W-8BEN, as applicable) or Forms W-8 or W-9, as applicable, upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such assignee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

(g) Upon satisfaction of all applicable requirements specified in subparts (a) though (f) above, Borrower shall execute and deliver (i) to Agent, the assignor and the assignee, any consent or release (of all or a portion of the obligations of the assignor) required to be delivered by Borrower in connection with the Assignment Agreement, and (ii) to the assignee or the assignor (if applicable), an appropriate Note or Notes. After delivery of the new Note or Notes, the assignor’s Note or Notes being replaced shall be returned to Borrower marked “replaced”.

(h) Upon satisfaction of all applicable requirements specified in subparts (a) though (f) above, and any other condition contained in this Section 10.10, (i) the assignee shall become and thereafter be deemed to be a “Lender” for the purposes of this Agreement, (ii) the assignor shall be released from its obligations hereunder to the extent its interest has been assigned, (iii) in the event that the assignor’s entire interest has been assigned, the assignor shall cease to be and thereafter shall no longer be deemed to be a “Lender” and (iv) the signature pages hereto and Schedule 1 hereto shall be automatically amended, without further action, to reflect the result of any such assignment.

(i) Agent shall maintain at the address for notices referred to in Section 10.04 hereof a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and Borrower, Agent and the Lenders may treat each financial institution whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement. The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(j) No assignment shall be made to (A) Borrower or Borrower’s Affiliates or Subsidiaries, (B) a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person) or (C) a Defaulting Lender or any of its Subsidiaries, or any person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (C).

Section 10.11 Participations.

(a) Each Lender shall have the right at any time or times, without the consent of Agent or Borrower, to sell one or more participations or sub-participations to a financial institution or other “accredited investor” (as defined in SEC Regulation D) (other than a natural Person, or a holding company, investment vehicle or trust for, owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries), as the case may be (each, a “Participant”), in all or any part of such Lender’s Commitment, such Lender’s Commitment Percentage, any Loan made by such Lender, any Note delivered to such Lender pursuant to this Agreement, and such Lender’s interest in any participation, if any, purchased pursuant to, Section 8.04 or this Section 10.11.

(b) The provisions of Article III and Section 10.06 shall inure to the benefit of each purchaser of participation or sub-participation and Agent shall continue to distribute payments pursuant to this Agreement as if no participation has been sold.

(c) Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 10.03 that requires the unanimous consent of the Lenders. Borrower agrees that each Participant shall be entitled to the benefits of Section 3.01, Section 3.04 and Section 3.02 (subject to the requirements and limitations therein, including the requirements under Section 3.02(f) (it being understood that the documentation required under Section 3.02(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.10; provided that such Participant (A) agrees to be subject to the provisions of Section 3.08 as if it were an assignee under Section 10.10; and (B) shall not be entitled to receive any greater payment under Section 3.01 or Section 3.02, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at Borrower’ request and expense, to use reasonable efforts to cooperate with Borrower to effectuate the provisions of Section 3.08 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.03 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury

Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(d) No participation or sub-participation shall operate as a delegation of any duty of the seller thereof.

(e) Under no circumstance shall any participation or sub-participation be deemed a novation in respect of all or any part of the seller’s obligations pursuant to this Agreement.

Section 10.12 Severability Of Provisions; Captions; Attachments. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. The several captions to Sections and subsections herein are inserted for convenience only and shall be ignored in interpreting the provisions of this Agreement. Each schedule or exhibit attached to this Agreement shall be incorporated herein and shall be deemed to be a part hereof.

Section 10.13 Investment Purpose. Each of the Lenders represents and warrants to Borrower that it is entering into this Agreement with the present intention of acquiring any Note issued pursuant hereto for investment purposes only and not for the purpose of distribution or resale, it being understood, however, that each Lender shall at all times retain full control over the disposition of its assets.

Section 10.14 Entire Agreement. This Agreement, any Note and any other Loan Document or other agreement, document or instrument attached hereto or executed on or as of the Effective Date integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and prior writings with respect to the subject matter hereof.

Section 10.15 Governing Law; Submission to Jurisdiction. This Agreement, each of the Notes and any Related Writing shall be governed by and construed in accordance with the laws of the State of Ohio and the respective rights and obligations of Borrower, Agent and the Lenders shall be governed by Ohio law, without regard to principles of conflict of laws. Borrower hereby irrevocably submits to the non-exclusive jurisdiction of any Ohio state or federal district court sitting in Cleveland, Ohio, over any action or proceeding arising out of or relating to this Agreement, the Debt or any Related Writing, and Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Ohio state or federal court. Borrower, on behalf of itself and its Subsidiaries, hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the laying of venue in any action or proceeding in any such court as well as any right it may now or hereafter have to remove such action or proceeding, once commenced, to another court on the grounds of FORUM NON CONVENIENS or otherwise. Borrower agrees that a final, nonappealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 10.16 Legal Representation of Parties. The Loan Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement or any other Loan Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.

Section 10.17 Treatment of Certain Information; Confidentiality. Each of the Agent and the Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to each of their Affiliates and to each of their Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Debt; (h) with the consent of Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower.

In no event shall the Agent or any of its Related Parties have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Agent’s transmission of Information or notices through IntraLinks, Syndtrak, ClearPar, any other electronic platform or electronic messaging service, or through the Internet except to the extent such losses, claims, damages, liabilities or expenses have resulted from such Agent Party’ gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.

For purposes of this Section 10.18, “Information” means all information received from Borrower or any of its Subsidiaries relating to Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Agent or any Lender on a nonconfidential basis prior to disclosure by Borrower or any of its Subsidiaries; provided that, in the case of information received from Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.18 JURY TRIAL WAIVER. BORROWER, AGENT AND EACH OF THE LENDERS WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG BORROWER, AGENT AND THE LENDERS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

Section 10.19 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Solely to the extent any Lender that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 10.20 USA Patriot Act Notice. Each Lender that is subject to the USA Patriot Act and the Agent (for itself and not on behalf of any Lender) hereby notifies Loan Parties that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of Loan Parties and other information that will allow such Lender or Agent, as applicable, to identify the Loan Parties in accordance with the USA Patriot Act.

Section 10.21 Amendment and Restatement; Reallocation.

(a) The parties hereto agree that, on the Effective Date, the following transactions shall be deemed to occur automatically, without further action by any party hereto: (a) the Existing Term Loan Agreement shall be deemed to be amended and restated in its entirety pursuant to this Agreement; (b) all Debt and other obligations (including, without limitation, any outstanding Loans) under the Existing Term Loan Agreement outstanding on the Effective Date shall in all respects be continuing and shall be deemed to Debt and other obligations (including, without limitation, any outstanding Loans) outstanding hereunder under the corresponding facilities described herein and (c) all references in the other Loan Documents to the Existing Term Loan Agreement shall be deemed to refer without further amendment to this Agreement. The execution and delivery of this Agreement shall not constitute a novation of any Debt or other obligations owing to the Lenders or the Agent under the Existing Term Loan Agreement.

(b) Simultaneously with the effectiveness of this Agreement on the Effective Date, the parties hereby agree that, notwithstanding the provisions regarding assignments set forth in Section 10.10 hereof and Section 10.10 of the Existing Term Loan Agreement, the Commitments and Commitment Percentages shall be as set forth in Schedule 1 and the portion of the Loans outstanding under the Existing Term Loan Agreement shall be reallocated in accordance with such Commitment Percentages and the requisite assignments shall be deemed to be made in such amounts by and between the Lenders and from each Lender to each other Lender, with the same force and effect as if such assignments were evidenced by applicable Assignment Agreements (as defined in the Existing Term Loan Agreement) under the Existing Term Loan Agreement. Notwithstanding anything to the contrary in Section 10.10 of the Existing Term Loan Agreement or Section 10.10 of this Agreement, no other documents or instruments, including any Assignment Agreements, shall be executed in connection with these assignments (all of which requirements are hereby waived), and such assignments shall be deemed to be made with all applicable representations, warranties and covenants as if evidenced by an Assignment Agreement. On the Effective Date and substantially concurrently with the effectiveness of this Agreement, to the extent necessary, the Lenders shall make full cash settlement with each other either directly or through the Agent, as the Agent may direct or approve, with respect to all such assignments and reallocations such that after giving effect to such settlements each Lender’s Commitment Percentages with respect to the Commitments and outstanding Loans shall be as set forth on Schedule 1.

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[SIGNATURE PAGES TO TERM LOAN AGREEMENT]

NORDSON CORPORATION

By:
Name: Gregory A. Thaxton
Title: Executive Vice President,
Chief Financial Officer

Address:	28601 Clemens Road
Westlake, Ohio 44145
Attention: Executive Vice President,
Chief Financial Officer

AMENDED AND RESTATED TERM LOAN AGREEMENT

SIGNATURE PAGE

PNC BANK, NATIONAL ASSOCIATION, as Agent and as a Lender

By:
Name:
Title:

Address:	PNC Bank, National Association
Agency Services
Mail Stop: P7-PFSC-04-I
Address: 500 First Avenue
Pittsburgh, PA 15219
Attention: Agency Services
Telephone: 412 762 6442
Telecopy: 412 762 8672

AMENDED AND RESTATED TERM LOAN AGREEMENT

SIGNATURE PAGE

BANK OF AMERICA, N.A., as a Lender

By:
Name: Title:

AMENDED AND RESTATED TERM LOAN AGREEMENT

SIGNATURE PAGE

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as a Lender

By:
Name:
Title:

AMENDED AND RESTATED TERM LOAN AGREEMENT

SIGNATURE PAGE

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:
Name:
Title:

AMENDED AND RESTATED TERM LOAN AGREEMENT

SIGNATURE PAGE

BRANCH BANKING AND TRUST COMPANY, as a Lender

By:
Name:
Title:

AMENDED AND RESTATED TERM LOAN AGREEMENT

SIGNATURE PAGE

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:
Name:
Title:

AMENDED AND RESTATED TERM LOAN AGREEMENT

SIGNATURE PAGE

HSBC BANK USA, N.A., as a Lender

By:
Name:
Title:

AMENDED AND RESTATED TERM LOAN AGREEMENT

SIGNATURE PAGE

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:
Name:
Title:

AMENDED AND RESTATED TERM LOAN AGREEMENT

SIGNATURE PAGE

MORGAN STANLEY BANK, N.A., as a Lender

By:
Name:
Title:

AMENDED AND RESTATED TERM LOAN AGREEMENT

SIGNATURE PAGE

CHEMICAL BANK, as a Lender

By:
Name:
Title:

AMENDED AND RESTATED TERM LOAN AGREEMENT

SIGNATURE PAGE

FIRST NATIONAL BANK OF PENNSYLVANIA, as a Lender

By:
Name:
Title:

AMENDED AND RESTATED TERM LOAN AGREEMENT

SIGNATURE PAGE

CITIZENS BANK, N.A., as a Lender

By:
Name:
Title:

AMENDED AND RESTATED TERM LOAN AGREEMENT

SIGNATURE PAGE

THE HUNTINGTON NATIONAL BANK, as a Lender

By:
Name:
Title:

AMENDED AND RESTATED TERM LOAN AGREEMENT

SIGNATURE PAGE

THE NORTHERN TRUST COMPANY, as a Lender

By:
Name:
Title:

AMENDED AND RESTATED TERM LOAN AGREEMENT

SIGNATURE PAGE

TD BANK, N.A., as a Lender

By:
Name:
Title:

AMENDED AND RESTATED TERM LOAN AGREEMENT

SIGNATURE PAGE

Schedule 1

Lenders and Commitments